Exhibit 10.1

CONTRIBUTION, PURCHASE AND SALE AGREEMENT

dated as of August 16, 2004

by and between

SUPER REGIONAL HOLDINGS I LLC (“SRH I”)

and

SUPER REGIONAL HOLDINGS II LLC (“SRH II”)

as SELLER

and

THE MILLS LIMITED PARTNERSHIP

as PURCHASER

TABLE OF CONTENTS

ARTICLE I CONTRIBUTIONS
1.1	Contributions

ARTICLE II CONSIDERATION FOR CONTRIBUTIONS
2.1	Consideration

ARTICLE III TITLE MATTERS; CONDEMNATION; CASUALTY
3.1	Title to the Properties
3.2	Title Defects.
3.3	Condemnation
3.4	Destruction or Damage
3.5	Adjustment Amount

ARTICLE IV COVENANTS
4.1	Conduct of Business
4.2	Purchaser Consents
4.3	Expenses
4.4	Estoppel Certificates
4.5	Access
4.6	Lender Consents
4.7	Satisfied Mortgage Debt and New Mortgage Debt
4.8	Third Party Consents

ARTICLE V NET WORKING CAPITAL AND OTHER ADJUSTMENTS
5.1	Net Working Capital Adjustment.
5.2	Tax and Operating Expense Reimbursements
5.3	Collection of Rents
5.4	Escrows and Deposits

ARTICLE VI CLOSING
6.1	Closing
6.2	Closing Deliveries by Seller
6.3	Closing Deliveries by Purchaser

ARTICLE VII CONDITIONS PRECEDENT TO CLOSING
7.1	Conditions Precedent to Obligation of Purchaser
7.2	Conditions Precedent to Obligations of Seller

ARTICLE VIII REPRESENTATIONS AND WARRANTIES
8.1	Representations and Warranties of Purchaser
8.2	Representations and Warranties of Seller
8.3	General Provisions.
8.4	Notice of Breach; Seller’s Right to Cure

i

8.5	Survival
8.6	No Representations
8.7	Release
8.8	Purchaser Acting For its Affiliates

ARTICLE IX INDEMNIFICATION
9.1	Obligation of Purchaser to Indemnify
9.2	Obligation of Seller to Indemnify
9.3	Limitations on Recovery
9.4	Third-Party Claims

ARTICLE X TERMINATION
10.1	Purchaser Default
10.2	Seller Default
10.3	Limitations

ARTICLE XI MISCELLANEOUS
11.1	Broker
11.2	Expenses
11.3	Further Assurances
11.4	Notices
11.5	Assignment
11.6	Waiver; Modification
11.7	Incorporation of Recitals and Schedules
11.8	Confidentiality; Press Releases.
11.9	Entire Agreement
11.10	Governing Law
11.11	Jurisdiction
11.12	Captions
11.13	Counterparts
11.14	Severability
11.15	Prior Negotiations; Construction
11.16	Litigation Expenses
11.17	No Recordation
11.18	Competitive Activities
11.19	Waiver of Trial by Jury
11.20	Time of Essence
11.21	Regulation S-X
11.22	Treasury Regulations
11.23	Not an Offer

EXHIBITS

EXHIBIT A-1	OWNED AND LEASED REAL PROPERTY
EXHIBIT A-2	EXCLUDED PROPERTY
EXHIBIT B	ESCROW PROVISIONS
EXHIBIT C	JV AGREEMENT
EXHIBIT D	TITLE COMMITMENTS
EXHIBIT E	EXISTING LOAN INDEMNITY AGREEMENT
EXHIBIT F	FORM OF INTEREST ASSIGNMENT
EXHIBIT G	FIRPTA CERTIFICATE
EXHIBIT H	FORM OF SELLER AFFIDAVIT AND NON-IMPUTATION AFFIDAVIT
EXHIBIT I	FORM OF SELLER ESTOPPEL CERTIFICATE
EXHIBIT J	FORM OF SELLER ANCHOR ESTOPPEL CERTIFICATE
EXHIBIT K	FORM OF SELLER’S LENDER ESTOPPEL

SCHEDULES

SCHEDULE 2.1	EXISTING MORTGAGE DEBT
SCHEDULE 3.1(b)(ii)	DELIVERED SURVEYS
SCHEDULE 3.1(c)	INITIAL SURVEY OBJECTIONS
SCHEDULE 4.1(c)	PERMITTED TRANSACTIONS
SCHEDULE 4.1(g)	APPROVED LEASES
SCHEDULE 4.1(k)	CONTRACTS TO BE AMENDED OR TERMINATED
SCHEDULE 4.4-1	ANCHORS
SCHEDULE 4.4-2	FORM OF TENANT ESTOPPEL
SCHEDULE 4.4-3	FORM OF GROUND LESSOR ESTOPPEL
SCHEDULE 4.4-4	REA PARTIES
SCHEDULE 4.4-5	FORM OF REA PARTY ESTOPPEL
SCHEDULE 4.7-1	TERMS OF NEW MORTGAGE DEBT
SCHEDULE 4.7-2	MODIFICATIONS TO JV AGREEMENT
SCHEDULE 8.1(a)(v)	PROPERTY OWNER OWNERSHIP OF STOCK OR ANY OTHER EQUITY INTEREST OR OTHER MATTERS
SCHEDULE 8.2(l)-1	RENT ROLLS
SCHEDULE 8.2(l)-2	TENANT DELINQUENCIES
SCHEDULE 8.2(q)	PROPERTY OWNER FINANCIAL STATEMENTS
SCHEDULE 8.2(u)	LITIGATIONS
SCHEDULE 8.2(x)	CAPITALIZATION OF SRH ENTITIES INCLUDING OPTIONS
SCHEDULE 8.3(a)(v)	EXAMPLE OF DETERMINATION OF PRE-CLOSING LOSS
SCHEDULE 8.3(b)	SELLER DUE DILIGENCE MATERIALS
SCHEDULE 9.3(a)	EXAMPLE OF DETERMINATION OF POST-CLOSING LOSSES FROM BREACH

Index of Defined Terms

Definition	Section Reference
1991 C-1 Financing	8.2(bb)
Additional Rent	5.1(a)(iv)
Adjustment Amount	3.5
Adjustment Point	5.1(a)
AEW	11.1
Affiliate	8.8
Agreement	Preamble
Anchor	4.4
Applicable Fiscal Closing Period	5.2
Approved Accountant	5.1(d)(i)
Assumed Loan Documents	4.1(f)
Assumed Mortgage Debt	1.1(b)
Briarwood	Recitals
Brokers	5.1(a)(ix)
Business Day	1.1(b)
Cash Consideration	1.1(b)
Centrum Sublease	8.2(z)
Centrum Parcel	8.2(z)
Claims	8.7(a)
Clean Estoppel Certificate	7.1(h)
Clean Lender Estoppels	4.6
Closing Balance Sheet	5.1(c)
Closing Net Working Capital	5.1(c)
Closing Date	6.1(d)
Code	6.2(d)
Commitments	3.1(a)
Condemnation	3.3(a)
Contract Rights	Recitals
Coordination Agreement	2.1(c)(ii)
Costs of Collection	5.1(a)(iv)
Data Room Website	8.3(b)
Delivered Surveys	3.1(b)(ii)
Deposit	1.1(d)
Encumbrance	3.2(a)
Environmental Laws	8.2(j)
Equipment Lease	Recitals
Escrow Agent	1.1(d)
Escrow Provisions	1.1(d)
Estimated Closing Balance Sheet	5.1(a)
Estimated Closing Net Working Capital	5.1(a)
Estoppel Certificate	4.4
Estoppel Requirement	7.1(h)
Excluded Documents	4.1(k)
Existing Lenders	4.6
Existing Loan Indemnity Agreement	4.6
Financial Agreement	4.1(n)

Fixed Rents	5.1(a)(iv)
GAAP	5.1(a)
Governmental Authority	7.1(e)
Ground Lease	Recitals
Ground Lessor Estoppel	4.4
Hazardous Materials	8.7(a)
High Parcel	8.2(y)
Hilltop Purchase Price	1.1(b)
Improvements	Recitals
Initial Survey Objections	3.1(c)
Initial Title Objections	3.1(b)(i)
Inquiry	9.4
Interest Assignment	6.2(a)(i)
JV Agreement	2.1(c)(i)
Kaufman Parcel	8.2(y)
Land	Recitals
Lease	Recitals
Lease Term Sheet	4.1(g)
Leased Premises	Recitals
Lender Consents	4.6
Mandatory Removal Objection	3.2(b)
May Anchor	4.4
Net Working Capital	5.1(a)
New Mortgage Debt	4.7
New Mortgage Debt Transaction	4.7
NewCo	Recitals
NewCo Incremental Price Change	1.1(b)
NewCo Transfer	1.1(a)
Operating Contracts	4.1(j)
Other Exceptions	3.2(a)
Percentage Rents	5.1(a)(iv)
Permitted Exceptions	3.1(b)
Person	8.6(a)
Personal Property	Recitals
Pre-Closing Breach	8.3(a)
Pre-Closing Loss	8.3(a)
Premises	Recitals
Pre-Closing Threshold Amount	8.3(a)(i)
Post-Closing Threshold Amount	9.3
Proceeds	3.5
Property	Recitals
Property Owner	Recitals
Property Owner Financial Statements	8.2(q)
Purchaser	Preamble
Purchaser Contribution	1.1(b)
Purchaser Knowledge Party	8.1(i)

v

Purchaser Material Adverse Effect	8.1(a)
Purchaser’s Release Indemnity	8.7(a)
Purchaser’s Representatives	8.3(b)
REA Party	4.4
Reciprocal Easement Agreement	4.4
Released Entity	8.7(a)
Remove	3.2(b)
Rent Roll	8.2(l)
Rents	5.1(a)(iv)
Richmond LLC Agreement	2.1(c)(ii)
Richmond Transfer	1.1(a)
Satisfied Mortgage Debt	4.7
Scheduled Closing Date	6.1(a)
Seller	Preamble
Seller Anchor Estoppel Certificate	7.1(h)
Seller Due Diligence Materials	8.3(b)
Seller Estoppel Certificate	7.1(h)
Seller Knowledge Party	8.2(cc)
Seller Leasing Costs	5.1(a)(ix)
Seller Material Adverse Effect	8.2(a)(iii)
Seller Transfers	1.1(a)
Seller’s Lender Estoppel	7.1(g)
Sellers’ Litigation Indemnification	8.2(u)
Seller’s Prepayment Fee Obligations	4.7
Seller’s Taubman Indemnity	4.1(k)
SRH Entities	Recitals
SRH Organizational Documents	8.2(c)
Stoneridge Incremental Price Change	1.1(b)
Stoneridge LLC Agreement	2.1(c)(ii)
Stoneridge Purchase Price	1.1(b)
Stoneridge Transfer	1.1(a)
Subsequent Title Objections	3.2(a)
Substantial Casualty	3.4(a)
Substantial Condemnation	3.3(a)
Taubman Contracts	4.1(k)
Tax and Operating Expense Reimbursements	5.1(a)(iv)
Temporary Tenancies	8.2(l)
Tenant Charge Reimbursements	5.1(a)(iv)
Tenant Work	5.1(a)(ix)
Third Party Consents	8.2(a)(iii)
Title Company	3.1(a)
Title Documents	3.1(a)
Title Objections	3.2(b)
Title Policies	3.1(a)
Transaction Documents	9.3
Transferred Interests	Recitals

Transition Services Agreement	4.1(k)
Troy Sublease	8.2(y)
UDAG Loan	8.2(aa)
Underwritten Leases	5.1(a)(ix)
Updated Reports	4.1(n)
Updated Survey	3.1(c)

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION, PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 16th day of August, 2004 by and between SUPER REGIONAL HOLDINGS I LLC (“SRH I”) and SUPER REGIONAL HOLDINGS II LLC (“SRH I”; SRH I and SRH II individually or collectively, “Seller” and SRH I and SRH II collectively, the “Sellers”) and THE MILLS LIMITED PARTNERSHIP  (“Purchaser”).

R E C I T A L S

A.                                   Briarwood LLC (“Briarwood”), Stoneridge Properties LLC  (“Stoneridge”), The Falls Shopping Center Associates LLC (“The Falls”), Richmond Associates LLC (“Richmond”), Lakeforest Associates LLC (“Lakeforest”), TKL-East LLC (“TKL-East”), Taubman Western Associates No. 2 LLC (“Taubman Western LLC”), TL-Columbus Associates LLC (“Columbus”), and Tuttle Crossing Associates II LLC (“Tuttle Crossing II”), are Delaware limited liability companies (individually, a “Property Owner”, and collectively the “Property Owners”), that own fee title and in the case of Columbus, leasehold rights, to certain parcels of land (the “Land”) together with the shopping center(s) located thereon, all as more particularly identified on Exhibit A-1 attached hereto (individually, the “Property”, and, collectively, the “Properties”);

B.                                     As used herein, the terms “Property” and “Properties” include and, where applicable, are subject to: (i) all of Columbus’s right, title and interest under (I) that certain Sublease of the First Amended and Restated Lease Agreement, dated as of December 10th, 1985, by and among The City of Columbus, Capitol South Community Urban Redevelopment Corporation and Columbus and (II) that certain Lease Agreement, dated February 23, 1989, by and among The City of Columbus, Capitol South Community Urban Redevelopment Corporation and Columbus (referred to individually and collectively as the “Ground Lease”) (the premises demised under the Ground Lease, the “Leased Premises”); (ii) all of the relevant Property Owner’s right, title and interest in and to the buildings and other improvements (the “Improvements”) located on the Land (such Land and Improvements being referred to herein collectively as the “Premises”); (iii) all of the relevant Property Owner’s right, title and interest in and to the fixtures built on or attached to the Premises; (iv) all of the relevant Property Owner’s right, title and interest in and to the equipment, furniture, machinery, furnishings, tools, spare parts, supplies and other articles of personal property located on the Premises (the “Personal Property”), including all of the relevant Property Owner’s interest in any equipment leases by which such Property Owner hold the right to possess and use any of the equipment, furniture, machinery, furnishings, tools, spare parts, supplies and other articles of personal property located on or in the Property that is used by such Property Owner in the ordinary course of business (such equipment leases, the “Equipment Leases”, and each, an “Equipment Lease”) that are in effect on the Closing Date; (v) all of the relevant Property Owner’s right, title and interest under each lease and other agreement for the present or future use or occupancy of any space in the Property in respect of which such Property Owner holds the interest of the lessor (each such agreement, a “Lease”, and collectively, the “Leases”) that are in effect on the Closing Date; (vi) all of the relevant Property Owner’s right, title and interest in and to (a) any assignable rights and/or privileges relating to the Premises accruing from and after the Closing, (b) any assignable licenses and permits relating to the Premises, to the extent in effect on the Closing

Date, (c) any deposits made by such Property Owner with utility companies relating to the Premises, if and to the extent apportionment is made therefor pursuant to Section 5 hereof, (d) any plans or specifications relating to the Premises, to the extent in the relevant Property Owner’s possession or under its control on the Closing Date, and (e) any assignable trademarks, tradenames, logos, or similar property relating to the Premises (the items described in clauses (a), (b), (c), (d), and (e) above being collectively referred to herein as the “Contract Rights”); and (vii) all of each Property Owner’s right, title and interest in and to any Operating Contracts that are in effect on the Closing Date, other than Excluded Contracts. Notwithstanding anything to the contrary set forth above or otherwise contained herein, each Property is and will remain subject to the Permitted Exceptions affecting it. In addition, the term Property expressly excludes, and each Property Owner expressly reserves for itself or the other rightful owner thereof, as applicable, (1) any property owned by tenants or other users or occupants of any Property or leased from third parties by such tenants, occupants or users, (2) any property owned by the manager of any Property, (3) any rights with respect to any refund of taxes applicable to any Property for the period prior to the Closing Date, (4) any rights or privileges protecting or otherwise inuring to the benefit of such Property Owner and accruing under any contract or other agreement or arrangement prior to the Closing (e.g., any right to indemnification for any matter arising prior to the Closing) and (5) all rights and interests of such Property Owner in and to the matters described in Exhibit A-2 attached hereto, as the same shall be updated through the Closing Date, and any proceeds therefrom.

C.                                     Sellers collectively own (i) 100% of the limited liability company interests in Briarwood, Stoneridge and The Falls, (ii) the limited partner interests in Taubman Western Associates No., a Michigan co-partnership (“Taubman Western Co-Partnership”), which in turn owns 100% of the limited liability company interests in Taubman Western LLC, (iii) the limited liability company interests in Tuttle Crossing Associates LLC (“Tuttle Associates”), a Delaware limited liability company, which in turn owns 100% of the limited liability company interests in Tuttle Crossing II, (iv) 99.9% of the limited liability company interests in Lakeforest, (v) 100% of the outstanding capital stock of Lakeforest Associates Corp., a Delaware corporation (“Lakeforest Associates”) which in turn owns a 0.1% limited liability company interest in Lakeforest, (vi) 100% of the outstanding capital stock of Lakeforest Corp., a Delaware corporation (“Lakeforest Corp.”) which in turns owns a 0.1% interest in Lakeforest LLC, a Delaware limited liability company (“Lakeforest LLC”) and the borrower under the existing mortgage debt encumbering the Property known as Lakeforest, (vii) 99.9% of the limited liability company interests in TKL-East, (viii) 100% of the outstanding capital stock of stock of TKL-East Corp., a Delaware corporation (“TKL-East Corp.”), which in turn owns a 0.1% limited liability company interest in TKL-East, (ix) 100% of the outstanding capital stock of Marley Station Corp., a Delaware corporation which in turns owns a 0.1% interest in Marley Station LLC, a Delaware limited liability company (“Marley Station LLC”) and the borrower under the existing mortgage debt encumbering the Property known as Marley Station, (x) 100% of the outstanding capital stock of Tuttle Crossing Associates Corp., a Delaware corporation (“Tuttle Corp.”) which in turns owns a non-economic managing member interest in Tuttle Associates, (xi) 100% of the limited liability company interests in Columbus, (xii) 100% of the outstanding capital stock of TL-Columbus Associates Corp, a Delaware corporation (“Columbus Corp.”), which in turn owns a non-economic managing member  interest in Columbus, (xiii) 99.9% of the limited liability company interests in Richmond and (xiv) 100% of the outstanding capital stock of Richmond Associates Corp., which in turn owns a 0.1% limited liability company membership interest in Richmond.  Sellers’ interests described in clauses (i) through (xiv) are collectively referred to herein as the “Transferred Interests,” and Briarwood, Stoneridge, The Falls, Richmond, Lakeforest, TKL-East, Taubman Western LLC, Columbus, Columbus Corp., Tuttle Crossing II, Taubman Western Co-Partnership, Tuttle Associates, Tuttle Corp., Lake Forest Corp., Lakeforest Associates, Lakeforest LLC, TKL-East Corp., Marley Station Corp., Marley Station LLC and Richmond Associates Corp. are collectively referred to herein as the “SRH Entities”.  Sellers desire to contribute the Transferred Interests (other than Stoneridge, Richmond and Richmond Associates Corp.) to NewCo LLC, a Delaware limited liability company formed for the purpose of Sellers and Purchaser jointly holding the Transferred Interests (other than Stoneridge, Richmond and Richmond Associates Corp.) and owning and operating such Properties and Purchaser desires to contribute cash to NewCo in exchange for an interest therein.  Additionally, Sellers desire to sell 49.9% of Sellers’ interests in Stoneridge, Richmond and Richmond Associates Corp. and Purchaser desires to purchase 49.9% of Sellers’ interests in Stoneridge, Richmond and Richmond Associates Corp., each on the terms set forth below;

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, conditions and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

CONTRIBUTIONS AND SALES

1.1                                 Contributions and Sales.  (a)  Subject to, and on the terms and conditions set forth below, at the Closing, each of SRH I and SRH II shall (I) contribute to NewCo their entire respective portions of the Transferred Interests (other than Stoneridge, Richmond and Richmond Associates Corp.) so that following such contributions, NewCo shall own 100% of the Transferred Interests (other than Stoneridge, Richmond and Richmond Associates Corp.) (the “NewCo Transfer”), (II) sell to Purchaser 49.9% of Seller’s limited liability interest in Richmond and a 49.9% interest in Richmond Associates Corp. (the “Richmond Transfer”) and (III) sell to Purchaser a 49.9% limited liability interest in Stoneridge (the “Stoneridge Transfer”) (collectively, the “Seller Transfers”).

(b)                                 Subject to, and on the terms and conditions set forth below, at the Closing, Purchaser shall (I) contribute to NewCo cash in the amount of Seven Hundred Fifty Seven Million Three Hundred and Twelve Thousand Five Hundred Dollars ($757,312,500) less fifty percent (50%) of the principal amount as of the date hereof of the Assumed Mortgage Debt on the Properties being contributed to NewCo and the principal amount of the New Mortgage Debt applicable to such Properties as set forth in Schedule 4.7-1 (or, if the New Mortgage Debt has not been placed upon such applicable Properties at Closing, then the principal amount as of the date hereof of the Satisfied Mortgage Debt on such Properties) (the “Purchaser Contribution”), (II) pay to Sellers Forty Nine Million Four Hundred and One Thousand Dollars ($49,401,000) less 49.9% of the principal amount as of the date hereof of the Assumed Mortgage Debt on Hilltop (the “Hilltop Purchase Price”) and (III) pay to Sellers Two Hundred and Twenty Five Million Five Hundred and Forty-Eight Thousand Dollars ($225,548,000) less 49.9% of the principal amount of the New Mortgage Debt applicable to Stoneridge as set forth in Schedule 4.7-1 (or, if the New Mortgage Debt has not been placed upon Stoneridge at Closing, then the principal amount as of the date hereof of the Satisfied Mortgage Debt on Stoneridge) (the “Stoneridge Purchase Price”) (the cash payments required above for (I), (II) and (III) to be known as “Cash Consideration”) by wire transfer of immediately available funds to the bank account of NewCo designated by Sellers in writing to Purchaser at least two (2) Business Days before the Closing Date, as such amount may be adjusted as provided for herein and the Cash Consideration shall be distributed out to GMPT as a distribution with respect to its membership interest in NewCo.  As used herein, the term “Business Day” means any day of the year other than a Saturday or Sunday or any other day that the Federal Reserve Bank of New York recognizes as a federal holiday.  In the event that the Satisfied Mortgage Debt has not been refinanced with the New Mortgage Debt at the Closing, then the portion of the Cash Consideration allocable to the Purchaser Contribution shall be reduced by Forty Million Dollars ($40,000,000) (such amount, the “NewCo Incremental Price Change”) and the Cash Consideration allocable to the Stoneridge Purchase Price shall be reduced by Twenty Three Million Dollars ($22,954,000) (such amount, the “Stoneridge Incremental Price Change”).  At such time after the Closing as the Satisfied Mortgage Debt is refinanced by the New Mortgage Debt, the Purchaser shall (y) contribute to NewCo as additional purchase price the NewCo Incremental Price Change and NewCo shall distribute such amount to Sellers and (z) pay to Sellers as additional purchase price the Stoneridge Incremental Price Change.  Upon Purchaser’s contribution of the NewCo Incremental Price Change and payment to Sellers of the Stoneridge Incremental Price Change, Purchaser (or its permitted designee hereunder) shall receive capital account credit under (i) the JV Agreement for the NewCo Incremental Price Change and (ii) the Stoneridge LLC Agreement for the Stoneridge Incremental Price Change.  Upon the refinancing of the Satisfied Mortgage Debt, NewCo and Stoneridge will distribute any and all excess financing proceeds pursuant to the JV Agreement and the Stoneridge LLC Agreement, as applicable.  The three (3) immediately preceding sentences shall survive the Closing.  For the purposes of this Agreement, “Assumed Mortgage Debt” shall mean that mortgage debt currently secured by the Properties known as Tuttle Crossing, Hilltop (“Hilltop”), Lakeforest and Marley Station (the “Assumed Mortgage Debt”).

(c)                                  The Cash Consideration will be increased or decreased in accordance with the terms of Article V and Section 2.1(d).

(d)                                 Deposit.  Within one (1) Business Day of execution hereof by all parties, Purchaser shall deposit with Fidelity National Title Insurance Company of New York (the “Escrow Agent”) earnest money in the amount of Twenty Million Dollars ($20,000,000) (together with any interest thereon, the “Deposit”), such amount to be paid in cash by wire transfer of immediately available funds to a bank account to be designated by the Escrow Agent on or before the date hereof, it being understood by Purchaser that time is of the essence with respect thereto. The parties hereto and, by joining into this Agreement, the Escrow Agent, agree that the Deposit shall be held and disbursed by the Escrow Agent only pursuant to the provisions of this Agreement and the Escrow Provisions attached as Exhibit B hereto (the “Escrow Provisions”). Upon and subject to the occurrence of the Closing, the Deposit (and interest earned thereon, if any) shall be delivered to Seller and shall be credited to Purchaser as partial payment of the Cash Consideration. Each of Purchaser and Seller agrees that it will instruct the Escrow

Agent to disburse funds in writing in the circumstances required under and otherwise in accordance with this Agreement and the Escrow Provisions.

(e)                                  TRS Election.  Sellers and Purchaser will use commercially reasonable efforts to convert any of the SRH Entities that are presently corporations into limited liability companies on or prior to the Closing, to the extent permitted by any lender or loan requirements applicable to such entities.  In the event that all or some of such SRH Entities cannot be converted into limited liability companies on or prior to the Closing, the parties agree that as members of Newco, Stoneridge and Richmond the parties shall cause a taxable real estate investment trust subsidiary election (as the same is defined by the Internal Revenue Code and its regulations) to be made for such applicable SRH Entities.  This Section 1.1(e) shall survive the Closing indefinitely.

(f)                                    Dissolution of Taubman Western Co-Partnership.  Sellers will use commercially reasonable efforts to dissolve Taubman Western Co-Partnership at or prior to the Closing so that after the Closing, NewCo will directly own 100% of Taubman Western LLC; provided that Sellers will not be required to do so in the event that in Sellers’ reasonable opinion such a dissolution will have an adverse effect on Sellers (including, without limitation, an adverse tax effect).

ARTICLE II

CONSIDERATION FOR CONTRIBUTIONS

2.1                                 Consideration.  (a)  In consideration of the making of the Seller Transfers by the Sellers and concurrently therewith, at the Closing SRH I and SRH II shall receive in the aggregate: (i) 50% of the limited liability company interests in NewCo and be admitted as members of NewCo; (ii) payment from NewCo of the Cash Consideration applicable to the Purchaser Contribution, (iii) payment of the Cash Consideration applicable to the Hilltop Purchase Price and (iv) payment of the Cash Consideration applicable to the Stoneridge Purchase Price, in the case of (ii) through (iv), by wire transfer of immediately available funds to the bank account specified by SRH I and SRH II not less than two (2) Business Days before the Closing Date.

(b)                                 In consideration of the making of the Purchaser Contribution and paying the Hilltop Purchase Price and Stoneridge Purchase Price by the Purchaser and concurrently therewith, at the Closing, Purchaser shall receive (i) 50% of the limited liability interests in NewCo and be admitted as managing member of NewCo, (ii) 49.9% of the Seller’s limited liability interests in each of Stoneridge and Richmond and be admitted a managing member of such entities and (iii) 49.9% of the ownership of Richmond Associates Corp.

(c)                                  At the Closing:

(i)                                     SRH I, SRH II and Purchaser shall enter into the Limited Liability Company Operating Agreement for NewCo (“Newco”) in the form attached hereto as Exhibit C (the “JV Agreement”).; and

(ii)                                  The limited liability company agreements for Stoneridge and Richmond shall be amended and restated so that such limited liability company agreements have the same terms as the JV Agreement, mutatis mutandis (such amended and restated limited liability company agreements to be known as the “Stoneridge LLC Agreement” and the “Richmond LLC Agreement”, respectively).  The Stoneridge LLC Agreement shall include an option for the Purchaser (or its permitted designee hereunder) to acquire a 0.1% limited liability company interest in Stoneridge at any time after the 13th month anniversary of the Closing for a purchase price of Four Hundred and Fifty Two Thousand Dollars ($452,000) (or $406,000 if the Satisfied Mortgage Debt on such Property has not been refinanced at such time, as contemplated herein).  The Richmond LLC Agreement shall include an option for the Purchaser (or its permitted designee hereunder) to acquire a 0.1% limited liability company interest in Richmond and 0.1% interest in Richmond Associates Corp. at any time after the 13th month anniversary of the Closing for a purchase price of Ninety-Nine Thousand Dollars ($99,000).  Such option provisions shall provide that (I) in the event that Purchaser (or its permitted designee hereunder) exercises such option to purchase such a 0.1% interest in any case, such interests shall be conveyed free and clear of any third party interests (other than those related to the Assumed Mortgage Debt, Satisfied Mortgage Debt and New Mortgage Debt, as applicable) and that the grantor will make a representation to Purchaser (or its designee) at such time that it has the power and authority to make such conveyance and (II) Purchaser (or its designee) shall receive capital contribution credit for such additional purchase price. Additionally, at Closing, the parties shall also enter into an agreement (the “Coordination Agreement”) that coordinates only the following provisions of the JV Agreement with the Stoneridge LLC Agreement and the Richmond LLC Agreement so that:

(A)                              a notice given by the managing member of Newco with respect to a Buy-Sell Standstill Period (as defined in the JV Agreement) shall be deemed to be a corresponding notice given under each of the JV Agreement, Stoneridge LLC Agreement and the Richmond LLC Agreement;

(B)                                if a Management Change (as defined in the JV Agreement) is deemed to have occurred under any of the JV Agreement, the Stoneridge LLC Agreement or the Richmond LLC Agreement, then a Management Change shall be deemed to have occurred under each of such other agreements;

(C)                                if a Management Termination Event (as defined in the JV Agreement) is deemed to have occurred under any of the JV Agreement, the Stoneridge LLC Agreement or the Richmond LLC Agreement, then a Management Termination Event shall be deemed to have occurred under each of such other agreements;

(D)                               if a Material Breach (as defined in the JV Agreement) is deemed to have occurred under any of the JV Agreement, the Stoneridge LLC Agreement or the Richmond LLC Agreement, then a Material Breach shall be deemed to have occurred under each of such other agreements;

(E)                                 in the event that the non-managing member desires to exercise its right to give a ROFO Offer Notice (as defined in the JV Agreement) under any of the JV Agreement, the Stoneridge LLC Agreement or the Richmond LLC Agreement, then any such offer shall be deemed made with respect to its interests in NewCo, Stoneridge and Richmond in equal proportions;

(F)                                 In the event that NewCo, Stoneridge or Richmond is dissolved, all of such entities shall dissolve;

(G)                                if any member exercises its rights under Section 13.1 of the JV Agreement (or the corresponding provision in the Stoneridge LLC Agreement or the Richmond LLC Agreement), then such member shall be deemed to have exercised such right under all agreements;

(H)                               for the sole purpose of determining the number of Properties that are (or in the previous 12 month period have been) subject to a buy-sell under Section 13.2 of the JV Agreement (or the corresponding provision in the Stoneridge LLC Agreement or the Richmond LLC Agreement) or forced sale provision under 13.3 of the JV Agreement (or the corresponding provision in the Stoneridge LLC Agreement or the Richmond LLC Agreement) and, therefore, the relevant notice and closing periods, the exercise of such corresponding rights under all three agreements shall be aggregated; and

(I)                                    a default under any of the JV Agreement, the Stoneridge LLC Agreement or the Richmond LLC Agreement shall be deemed a default under each of such  other agreements.

In no event, however, shall the rights to partnership capital or profits be joint or coordinated pursuant to the Coordination Agreement or otherwise.

(d)                                 The Cash Consideration will be increased or decreased, as applicable, by 50% (or 49.9% with respect to Hilltop and Stoneridge) of the amount of any increase or decrease in the outstanding principal balance of the loans assumed at Closing as of the Closing Date from the amounts set forth in Schedule 2.1; provided that if the Satisfied Mortgage Debt is refinanced by the New Mortgage Debt at or prior to Closing, the outstanding principal amount of the Satisfied Mortgage Debt shall not be deemed to have decreased for the purposes of this subsection (d). Seller agrees that, unless otherwise required by the applicable lender, it will only make regularly scheduled payments on the Assumed Mortgage Debt and the Satisfied Mortgage Debt.

ARTICLE III

TITLE MATTERS; CONDEMNATION; CASUALTY

3.1                                 Title to the Properties.  (a)  Purchaser hereby acknowledges that it has received and reviewed (i) the title commitments attached as Exhibit D (the “Commitments”), pursuant to which Fidelity National Title Insurance Company of New York (the “Title Company”) has agreed to issue ALTA owner’s title insurance policies for the Properties with the extended coverage and the endorsements and other affirmative coverages referenced therein, including, without limitation, a non-imputation endorsement (other than with respect to The Falls) in reasonable and customary form (the “Title Policies”), which Title Policies shall name Purchaser as the insured and commit to insure each Property Owner’s fee simple or leasehold title to the

Property to be good and indefeasible, subject only to the Permitted Exceptions, and (ii) photocopies of the documents (the “Title Documents”) evidencing or describing the title exceptions shown on the Commitments.

(b)                                 As used herein, the term “Permitted Exceptions” means, with respect to any Property:

(i)                                     Each of the title exceptions and exclusions set forth in the Commitment for that Property and any title exceptions incurred by Seller or the applicable Property Owner after the date of the relevant Commitment and not prohibited by the terms of this Agreement, but excluding those exceptions and exclusions marked “omit” or otherwise manually stricken and subject to any reservations or revisions marked on each of the Commitments (collectively, the “Initial Title Objections”);

(ii)                                  The state of facts set forth in the land survey of such Property described on Schedule 3.1(b)(ii) (the “Delivered Surveys”), and the state of facts set forth in the Updated Survey for such Property, if any, and not objected to by Purchaser as permitted in Section 3.2;

(iii)                               In the case of Tuttle Crossing, Hilltop, Lakeforest and Marley Station, the Assumed Mortgage Debt encumbering such Property, and all documents and encumbrances related thereto;

(iv)                              In the event that the Satisfied Mortgage Debt is not paid off at Closing pursuant to Section 4.7, the Satisfied Mortgage Debt encumbering the applicable Properties, and all documents and encumbrances related thereto;

(v)                                 All laws, regulations and ordinances including, without limitation, all environmental, building and zoning restrictions affecting the Property or the ownership, use or operation thereof adopted by any Governmental Authority having jurisdiction over any Property or the ownership, use or operation thereof, and all amendments or additions thereto now in effect or which may be in force and effect on the Closing Date with respect to such Property;

(vi)                              All unpaid personal property, real estate and excise taxes, and all water, sewer, utility, trash and other similar charges, in each case that are not yet due and payable as of the Closing Date but may become or give rise to a lien on all or any portion of such Property (it being understood that such items may be subject to apportionment at the Closing as provided herein);

(vii)                           The rights of tenants and other parties in possession now in effect or which may be in effect on the Closing Date with respect to such Property including, without limitation, options or rights of refusal to purchase the Property, tenancies (including each of the Temporary Tenancies, subject to the terms of Section 4.1 hereof) and other rights pursuant to any agreement, written or oral, but only to the extent such other rights are contained or described in the Seller Due Diligence Materials;

(viii)                        Any other easements, rights of way, restrictions, exceptions, reservations, conditions, limitations, covenants, adverse rights or interests, licenses, minor irregularities in title and other similar encumbrances that do not in the aggregate materially impair the use of such Property in the operation of the business the applicable Property Owner conducted thereon or as permitted by applicable laws;

(ix)                                Each and every Encumbrance of the type referred to in Section 3.2 below identified to Purchaser prior to the Closing with respect to the Property as contemplated therein and not objected to by Purchaser in writing within the time allowed in Section 3.2 or otherwise waived by Purchaser as provided in Section 3.2;

(x)                                   Any public record filings by mechanics, materialmen or other workmen employed by any tenant at its own expense to provide services at the Property (to the extent, if any, that such filings constitute an Encumbrance);

(xi)                                Any liens, encumbrances or other defects or exceptions to title insurance coverage caused by Purchaser, by any of its Affiliates, by any of their respective agents, employees or other representatives or by Seller or Property Owners or any of their Affiliates or any of their respective agents, employees or other representatives at Purchaser’s request; and

(xii)                             Obligations of the relevant Property Owner which will be credited at Closing in the Net Working Capital adjustment provided for in Article V, i.e., liens securing any current liabilities of such Property Owner.

(c)                                  Updated Surveys.  Purchaser acknowledges that it has received and reviewed each of the Delivered Surveys and hereby confirms that, with the exception of the objections described in Schedule 3.1(c) (the “Initial Survey Objections”), the conditions shown on the Delivered Surveys are acceptable to Purchaser. If requested by Purchaser, Seller agrees to cooperate with Purchaser in permitting Purchaser to obtain, at Purchaser’s expense, an update of one or more of the Delivered Surveys (an “Updated Survey”).  Purchaser will have the right to object to new matters set forth in any Updated Survey in accordance with the provisions of Section 3.2(a) below, except that Purchaser will not have the right to object to any new matters unless they constitute Other Exceptions and were not set forth in the Delivered Surveys.

3.2                                 Title Defects.

(a)                                  Certain Exceptions to Title.  If any update of the Commitments or any Updated Survey discloses any material new (i) lien, restriction on use, option, conditional sales agreement, pledge, security interest, or other exception, encumbrance or title defect (each, an “Encumbrance”) or (ii) encroachment, change in the boundary of a Property (as compared to the boundary shown on the Delivered Survey) or other survey defect, in either case that is not a Permitted Exception (all such Encumbrances and other new encroachments, changes and other survey defects are collectively referred to herein as “Other Exceptions”), then Purchaser will have the right to object in writing to such Other Exception so long as it delivers notice to Seller within five (5) Business Days after Purchaser first receives such updated Commitment or Updated Survey or such lesser time as remains between such receipt and the Closing Date.  Unless Purchaser notifies Property Owner in writing that it objects to an Other Exception within the foregoing time period, each such Other Exception automatically will constitute an additional

Permitted Exception. Other Exceptions to which Purchaser timely objects within the time frame set forth in this Section 3.2(a) are collectively referred to herein as “Subsequent Title Objections”.

(b)                                 Discharge of Title Objections.  Seller agrees that it will use commercially reasonable efforts to Remove any new Mandatory Removal Objection raised as a Subsequent Title Objection prior to the Closing Date.  As used herein, “Mandatory Removal Objection” means any Title Objection consisting of (i) a mortgage lien against a Property, but expressly excluding liens related to the Assumed Mortgage Debt (and the Satisfied Mortgage Debt if the same continues to encumber the Properties after the Closing), (ii) a lien or encumbrance arising by legal process as a result of a judgment having been entered against a Property Owner, (iii) a lien or encumbrance arising by legal process in respect of delinquent real estate taxes and/or assessments, (iv) any mechanic’s or materialman’s lien, but specifically excluding any Permitted Exception (it being agreed that if Seller elects to Remove any such lien as described in clause (b) of the definition of “Remove”, Seller shall be entitled to control the resolution of the dispute to which that lien relates following the Closing and Purchaser will use commercially reasonable efforts to cooperate and cause its Affiliates to cooperate with the applicable Property Owner in those efforts at no cost to Purchaser) and (v) any other Encumbrance granted by Seller or a Property Owner in violation of Article IV.  In addition, Seller agrees to notify Purchaser whether or not it will be seeking to cure each Initial Title Objection, each Initial Survey Objection and each Subsequent Title Objection, if any, (such objections hereinafter collectively referred to as “Title Objections”) all as contemplated in Section 3.2(c).  With respect to any Title Objection which Seller notifies Purchaser it elects to cure, then, on or before the Closing Date, Seller agrees to use commercially reasonable efforts to Remove such Title Objection. As used in this Agreement, the term “Remove” means that Seller will (a) take such actions as are necessary to eliminate (of record or otherwise, as appropriate) the Title Objection, (b) cause the Title Company to remove the Title Objection as an exception to title in the Title Policy or to affirmatively insure against the same, in each case without any additional cost to Purchaser (above customary title insurance premiums), whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise, or (c) deliver sufficient funds to the Title Company with instructions for the Title Company to apply such funds to discharge fully the Title Objection, together with such instruments, in recordable form, as are necessary to enable the Title Company to discharge the Title Objection of record and as an exception to title in the Title Policy and funds necessary to cover the fees and expenses of the Title Company for discharging the claim and recording or filing such instruments and the Title Company in fact removes the Title Objection as an exception to title in the Title Policy. For purposes of this Agreement, and without intending to expand the meaning of the phrase “commercially reasonable efforts”, the parties acknowledge that commercially reasonable efforts will not be interpreted as requiring the initiation or settlement of litigation, disproportionate payouts to any partners or other equity investors or the payment of money (other than usual and customary expenses associated with negotiating and closing transactions of the nature set forth herein, including, without limitation, fees and expenses required to be paid under existing contractual obligations and processing or review fees and reimbursement for legal fees and other out-of-pocket expenses customarily required by the current holders of indebtedness on the Property). If Seller fails to Remove on or prior to Closing any Mandatory Removal Objection or any other Title Objection which Seller has elected to cure, Seller shall have the right to postpone the Closing one or more times for up to sixty (60) days in the aggregate, which shall run concurrently with any extension Seller is entitled to pursuant to Section 6.1, in each case by providing written notice to Purchaser no later than three (3) Business Days prior to the then scheduled Closing Date.

(c)                                  Seller’s Election to Discharge Title Objections.  With respect to each Initial Title Objection and Initial Survey Objection, Seller agrees to notify Purchaser within ten (10) Business Days from the date of this Agreement whether Seller elects to seek to Remove such Title Objection. With respect to each Subsequent Title Objection, if any, Seller agrees to notify Purchaser within ten (10) Business Days after Seller first receives the foregoing notice of such Subsequent Title Objection from Purchaser or such lesser time as remains between such receipt and the Closing Date whether Seller elects to seek to Remove such Title Objection.  If Seller does not affirmatively notify Purchaser of any such election within the allotted ten (10) Business Day period, Seller shall be deemed to have elected not to Remove the Title Objection in question.  If Seller elects or is deemed to have elected not to Remove any Title Objection and the condition or circumstance giving rise to that Title Objection is such that if it remains uncured it will result in a failure of the condition precedent set forth in Section 7.1(d), Purchaser shall have the right, exercisable by delivering written notice to Seller within five (5) Business Days of Seller’s election or deemed election not to Remove, to terminate this Agreement, in which case the Deposit shall promptly be returned to Purchaser and thereafter the parties shall have no further rights or obligations under this Agreement except those which expressly survive termination of this Agreement.  If Purchaser does not deliver such written notice to Seller with respect to any such Title Objection within said five (5) Business Day period, the Title Objection automatically will constitute an additional Permitted Exception.

3.3                                 Condemnation.  (a)  Right to Terminate.  In the event that any Governmental Authority commences any condemnation action or any taking by power of eminent domain (such action, a “Condemnation”) against a Property, Seller agrees to notify Purchaser in writing of such action or threatened action promptly upon Seller obtaining knowledge thereof.  If a Property or any portion thereof is taken in a Condemnation or a transfer in lieu thereof and the action individually or in combination with any other Condemnation at any of the Properties or any destruction or damage by any casualty at any of the Properties (i) results in a loss reasonably valued at One Hundred Million Dollars ($100,000,000) or more with respect to all of the Properties in the aggregate or (ii) materially damages 30% or more of the gross leasable area owned and/or ground leased by any Property Owner at its applicable Property or deprives such Property of access to public roads in a manner that materially and adversely affects the value of the applicable Property (any such Condemnation, a “Substantial Condemnation”), Purchaser will have the right to (a) terminate this Agreement by delivering written notice to Seller within five (5) Business Days after Purchaser receives notice of such Substantial Condemnation, in which case the Deposit shall promptly be returned to the Purchaser and thereafter the parties shall have no further rights or obligations under this Agreement except those which expressly survive termination of this Agreement or (b) proceed to Closing, without terminating this Agreement, in which case Purchaser shall be entitled to a credit against the Cash Consideration, as set forth in Section 3.5 below.  If Purchaser does not deliver such written notice to Seller within said five (5) Business Day period, Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (b) of the proceeding sentence.  If the Closing is scheduled to occur within Purchaser’s five (5) Business Day election period, the Closing shall be postponed until the date which is five (5) Business Days after the expiration of such election period.  Notwithstanding the foregoing, if there is a Substantial Condemnation and Purchaser gives notice to terminate this Agreement, then Seller shall have the right within five (5) Business Days from Sellers’ receipt of such termination notice to give Purchaser a notice that Seller desires to commence a fifteen (15) day period of discussion with Purchaser regarding the condemnation and to reach a mutually agreeable arrangement with respect to all or some of the Properties, during which period the Agreement shall not terminate.  If the parties cannot reach such a mutually agreeable arrangement within such fifteen (15) days in each of the parties’ sole and absolute discretion, then this Agreement shall terminate, Purchaser shall receive a refund of its Deposit and thereafter the parties shall have no further rights or obligations under this Agreement except those which expressly survive termination of this Agreement.  If any Condemnation does not constitute a Substantial Condemnation, then this Agreement will remain in full force and effect and Purchaser shall make the Purchaser Contribution on the terms and conditions set forth in this Agreement.  If any Substantial Condemnation occurs with respect to a Property and Purchaser does not elect to terminate this Agreement, Seller agrees that it will allow Purchaser to participate in the negotiations regarding the settlement of any claim for proceeds resulting from that Condemnation and will not settle any such claim without obtaining Purchaser’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.  In addition, Seller agrees that, without obtaining Purchaser’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, it will not make any repairs to, or otherwise restore, a Property, other than repairs required to protect the health or safety of any person or property at such Property and except as required by the terms of any Lease, Reciprocal Easement Agreement, loan document or other agreement to which Seller or Property Owner is a party or which is otherwise applicable to a Property .

(b)                                 Credit for Proceeds.  If (i) a Substantial Condemnation occurs with respect to a Property and Purchaser does not elect to terminate this Agreement or (ii) a Condemnation occurs with respect to a Property and the Condemnation does not constitute or result in a Substantial Condemnation, then in either case Purchaser shall make the Purchaser Contribution on the terms and conditions set forth in this Agreement; provided that, at the Closing, Purchaser will be entitled to a credit against the Cash Consideration in an amount equal to the Adjustment Amount.

3.4                                 Destruction or Damage.  (a)  Right to Terminate.  If any Property or a portion thereof is destroyed or damaged by any casualty in a manner that individually or in combination with any Condemnation and/or other casualties (i) results in a loss reasonably valued at One Hundred Million Dollars ($100,000,000) or more with respect to all of the Properties in the aggregate or (ii) materially damages 30% or more of the gross leasable area owned and/or ground leased by any Property Owner at its applicable Property or deprives such Property of access to public roads in a manner that materially and adversely affects the value of the applicable Property (any such casualty, a “Substantial Casualty”), and following such occurrence Seller is unwilling or unable to restore such Property to at least as good a condition (including leasable square footage) as existed on the date of this Agreement by the Closing Date, then, provided that such Substantial Casualty was not caused by Purchaser or Purchaser’s Representatives or their respective employees or agents, Purchaser will have the right to (a) terminate this Agreement by delivering written notice to Seller within five (5) Business Days after Purchaser receives notice of such Substantial Casualty, in which case the Deposit shall promptly be returned to Purchaser and thereafter the parties shall have no further rights or obligations under this Agreement except those which expressly survive termination of this Agreement or (b) proceed to Closing, without terminating this Agreement, in which case Purchaser shall be entitled to a credit against the Cash Consideration, as set forth in Section 3.5 below.  If Purchaser does not deliver such written notice to Seller within said five (5) Business Day period, Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (b) of the preceding sentence.  If the Closing is scheduled to occur within Purchaser’s five (5) Business Day election period, the Closing shall be postponed until the date which is five (5) Business Days after the expiration of such election period. Notwithstanding the foregoing, if there is a Substantial Casualty and Purchaser gives notice to terminate this Agreement, then Seller shall have the right within five (5) Business Days from Sellers’ receipt of such termination notice to give Purchaser a notice that Seller desires to commence a fifteen (15) day period of discussion with Purchaser regarding the casualty and to reach a mutually agreeable arrangement with respect to all or some of the Properties, during which period the Agreement shall not terminate.  If the parties cannot reach such a mutually agreeable arrangement within such fifteen (15) days in each of the parties’ sole and absolute discretion, then this Agreement shall terminate, Purchaser shall receive a refund of its Deposit and thereafter the parties shall have no further rights or obligations under this Agreement except those which expressly survive termination of this Agreement.  If any Substantial Casualty occurs with respect to the Property and this Agreement is not terminated, Seller agrees that it will allow Purchaser to participate in the negotiations regarding the settlement of any claim for insurance proceeds payable in respect of that casualty, and will not compromise or settle any such claim without obtaining Purchaser’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.  In addition, Seller agrees that, without obtaining Purchaser’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, Seller will not make any repairs to, or otherwise restore, a Property subject to such casualty, other than repairs required to protect the health or safety of any person or property at such Property and except as required by the terms of any Lease, Reciprocal Easement Agreement, loan document or other agreement to which Seller is a party or which is otherwise applicable to such Property.

(b)                                 Credit for Proceeds.  If (i) any Substantial Casualty occurs at a Property and Purchaser does not elect to terminate this Agreement, or (ii) damage or destruction occurs at the Property that does not constitute or result in a Substantial Casualty, then in either case Purchaser shall make the Purchaser Contribution on the terms and conditions set forth in this Agreement; provided that, at the Closing, Purchaser will be entitled to a credit against the Cash Consideration in an amount equal the Adjustment Amount.

3.5                                 Adjustment Amount.  As used in this Article III, “Adjustment Amount” means, in the case of Condemnation, 50% of the Condemnation proceeds (or 49.9% with respect to Hilltop and Stoneridge) and in the case of casualty, 50% of all insurance proceeds relating to such casualty (or 49.9% with respect to Hilltop and Stoneridge), if any, in each case, received by Seller after the date of this Agreement and prior to the Closing, net of 50% of all reasonable out-of-pocket costs and expenses (or 49.9% with respect to Hilltop and Stoneridge) relating to such Condemnation or casualty (including such costs incurred to restore or repair a Property), as the case may be (collectively, “Proceeds”) plus (ii) any insurance deductible plus (iii) 50% of any amounts (or 49.9% with respect to Hilltop and Stoneridge) required to restore the applicable Property or Properties to their condition immediately prior to the applicable casualty or condemnation in excess of the condemnation or casualty insurance proceeds received and available for such restoration; provided, however, that (I) in the event that the amount necessary to satisfy (iii) above is greater than Twenty Million Dollars ($20,000,000) and Seller does not agree to credit such higher amount to Purchaser, then Seller shall give Purchaser notice to such effect at or prior to the Closing and Purchaser shall have the right within five (5) Business Days after receipt of such notice (the Closing being postponed during such period) to terminate this Agreement and receive a refund of its Deposit, and thereafter the parties shall have no further rights or obligations under this Agreement except those which expressly survive termination of this Agreement and (II) in determining the adjustments to be made to the Cash Consideration at Closing for the Adjustment Amount in accordance with this Article III) and for Net Working Capital (in accordance with Article V), appropriate adjustment shall be made so as to not double count as current assets of a Property Owner any unexpended amounts received by a Property Owner as insurance or Condemnation proceeds or the right of a Property Owner to receive any insurance or Condemnation proceeds, and so as to not double count as current liabilities of a Property Owner any liabilities of a Property Owner for which such insurance or Condemnation proceeds have been or will be payable.  At the closing, Seller shall assign all Proceeds to be received after the Closing to Newco, Richmond and/or Stoneridge, as applicable.

3.6                                 Restoration.  In the event that a Condemnation or casualty occurs and the parties proceed to Closing, Seller and Purchaser shall be deemed to have approved the restoration of any affected Property in such parties’ capacity as members of Newco, Richmond or Stoneridge, as applicable.  This provision shall survive the Closing indefinitely.

ARTICLE IV

COVENANTS

4.1                                 Conduct of Business.  From the date hereof to the Closing Date:

(a)                                  Seller will cause each Property Owner to operate its Property in the ordinary course in a manner consistent with its prior practice, including, without limitation, performing routine maintenance, repairs, renovations, tenant improvements and capital expenditure programs at the Property (it being understood that this Section 4.1 shall not be interpreted as requiring Seller or any Property Owner to initiate or continue any expansion, renovation or other capital expenditure programs and that as the Closing approaches each Property Owner will be entitled to wind down its leasing activities in anticipation of and preparation for the transition to new ownership).

(b)                                 Seller will not cause Columbus to amend or otherwise seek to modify the Ground Lease;

(c)                                  except as set forth on Schedule 4.1(c), as otherwise necessary in order to implement the transactions contemplated herein, minor easements and rights of way that qualify as Permitted Exceptions, and leasing activities in the ordinary course of business that do not violate the restrictions set forth in paragraphs (g), (h) and (i) below, Seller will not sell, transfer, assign, pledge, ground lease or otherwise dispose of, or transfer or grant any right or interest in, any of the Properties;

(d)                                 Seller will not and will not cause Property Owners to grant any additional liens on any Property that will encumber such Property following the Closing (other than Permitted Exceptions);

(e)                                  Seller will not and will not cause any Property Owner to amend, modify, supplement any existing, or enter into any new, Equipment Lease that will continue to encumber a Property following the Closing (except as necessary in order to implement the transactions contemplated herein) unless such Equipment Lease is amended, modified, supplemented or entered into, as applicable, in the ordinary course of business consistent with past practice and either (1) will not require total payments in excess of Three Hundred Thousand Dollars ($300,000) per annum and is terminable by Seller on one (1) year’s notice or less or (2) is terminable by Seller without penalty on ninety (90) days’ notice or less;

(f)                                    except as permitted or required under this Agreement, or as may be required by the applicable lender in connection with the transactions contemplated by this Agreement, so long as the same do not expand Purchaser’s, Newco’s, Richmond’s or Stoneridges’ obligations beyond the current obligation of Seller or any other SRH Entities, Seller will not and will not cause any Property Owner to modify, amend or supplement any of the documents governing the Assumed Mortgage Debt (the “Assumed Loan Documents”) or the documents governing the Satisfied Mortgage Debt;

(g)                                 except as permitted by Schedule 4.1(g), Seller will not cause any Property Owner to enter into any new Lease unless such new Lease or modification is entered into pursuant to the following procedures: (1) before finalizing any Lease or amendment or modification thereto, Seller will submit a term sheet for the Lease (a “Lease Term Sheet”) containing the terms of the Lease or the amendment or modification thereto (including, without limitation, all leasing commissions or similar terms payable with respect to such proposed Lease) to an individual designated by Purchaser for its written approval, which approval Purchaser agrees will not be unreasonably withheld, conditioned or delayed so long as existing lease forms are used with reasonable modifications, (2) upon receipt of the Lease Term Sheet for a proposed Lease or amendment or modification thereto, Purchaser will notify Seller in writing promptly and in any event within three (3) Business Days of receipt thereof of any objection Purchaser may have to any of the terms thereof (and any failure to respond in writing within such three (3) Business Day period will be deemed approval), and (3) once Purchaser has approved in writing or been deemed to have approved the Lease Term Sheet for a proposed Lease or amendment or modification thereto, the relevant Property Owner will be fully entitled to enter into the proposed Lease or amendment or modification thereto on the terms set forth in the approved Lease Term Sheet; Purchaser hereby confirms that it has already approved the Lease Term Sheets and other matters described on Schedule 4.1(g);

(h)                                 without the prior written consent of Purchaser, which consent will not be unreasonably withheld, conditioned or delayed, Seller will not cause any Property Owner to cancel any Lease unless either (A) the tenant is in a continuing default of a material nature thereunder or (B) the tenant is being replaced by a new tenant and the terms of the Lease with such new tenant have been approved by Purchaser in accordance with Section 4.1(g) hereof;

(i)                                     Seller will not cause any Property Owner to make any material changes to be made in its standard form lease from such forms as are in effect on the date hereof and which were provided or made available to Purchaser and are hereby deemed approved by Purchaser, or such new forms as may be approved in writing by Purchaser, in each case without first obtaining Purchaser’s consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed;

(j)                                     Seller will not cause any Property Owner to enter into any new management, service, operating, listing, brokerage, supply or maintenance agreement relating to a Property (such agreements collectively, the “Operating Contracts”) or amend, modify, supplement, terminate or accept early surrender of any of the Operating Contracts, unless any such Operating Contract is amended, modified, supplemented or entered into, as applicable, in the ordinary course of Property Owner’s business and in accordance with such Property Owner’s past practice and either (1) will not require total payments in excess of $300,000 per annum and is terminable by such Property Owner on one (1) year’s notice or less or (2) is terminable by such Property Owner without penalty on ninety (90) days’ notice or less;

(k)                                  On or prior to the date that is thirty (30) days prior to the Scheduled Closing Date, Purchaser shall give Seller notice as to any Operating Contracts that Purchaser desires Seller to cause the applicable Property Owner to terminate.  If Seller consents to the termination of such Operating Contracts (such consent not to be unreasonably withheld, conditioned or delayed), then following such notice from Purchaser, Seller will cause the relevant Property Owners to use commercially reasonable efforts to terminate such Operating Contracts at Closing and Seller and Purchaser shall share equally in any costs arising from such termination.  Without limiting the foregoing, the parties agree that Seller will cause the relevant Property Owners to use commercially reasonable efforts to amend the contracts set forth on Schedule 4.1(k) so that such contracts contain a 30-day owner termination right (or 60 day owner termination right if noted on such schedule), and failing such, Seller will cause the relevant Property Owners to use commercially reasonable efforts to terminate any such contract for which such amendment cannot be made.  The parties shall diligently and continuously after the date hereof cooperate in good faith to prepare for the efficient transition of property management services with respect to the Properties from the current property manager to the new management company to be engaged pursuant to the JV Agreement (or the corresponding provision in the Stoneridge LLC Agreement or the Richmond LLC Agreement).  In furtherance thereof, the parties shall endeavor in good faith to negotiate a transition services agreement between Newco and the current property manager (and a corresponding agreement with respect to Hilltop and Stoneridge), to be in a form and substance acceptable to Purchaser and Sellers, to be executed at the Closing if the same is acceptable to all parties thereto (the “Transition Services Agreement”); provided, however, that at Closing (and whether or not the Transition Services Agreement has been executed, which is not a condition to Closing), Sellers shall deliver termination notices to the current property manager and with respect to any other contracts with Taubman Centers, Inc. or any of its Affiliates (collectively, “Taubman Contracts”) that relate to the Properties (collectively with Operating Contracts for which Purchaser has given notice of Purchaser’s desire to terminate the same, “Excluded Contracts”).  Sellers shall indemnify, defend and hold Purchaser (and its Affiliates), Newco, Richmond, Richmond Associates Corp. and Stoneridge harmless from and against any liability, damage, loss, cost or expense (including, without limitation, reasonable attorneys’ fees and expenses actually incurred) arising by, though or under the

Taubman Contracts (“Seller’s Taubman Indemnity”), which indemnification obligation shall survive the Closing indefinitely.

(l)                                     Seller shall cause each Property Owner to maintain, or, if applicable, renew or replace with comparable coverage, the insurance coverage currently in effect for the Properties through the Closing; provided, however, that, if a Property Owner is unable to obtain coverage against acts of terrorism or any other component of coverage included in any policy covering its Property today because that coverage is no longer available (or is no longer available at commercially reasonable rates, as determined by such Property Owner), the replacement or renewal policy shall nevertheless be deemed to satisfy the requirements of this paragraph; and

(m)                               Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser at Closing reliance letters addressed to Purchaser from the consultants that prepared the environmental reports contained in the Seller Due Diligence Materials, which obligation, if such letters have not been received at the Closing, shall survive Closing for the earlier of (y) one (1) year or (z) the date that Purchaser receives all such letters.

(n)                                 The parties acknowledge that Sellers have engaged environmental and engineering firms to provide updated reports (the “Updated Reports”) with respect to such matters at Columbus City Center and that Purchaser has not received a copy of that certain Financial Agreement between the City of Columbus and Capitol South Community Urban Redevelopment Corporation,  dated January 21, 1977 (the “Financial Agreement”).  The Troy Sublease requires that the Developer pay certain amounts pursuant to the Financial Agreement.  Sellers will use commercially reasonable efforts to deliver a copy of the Financial Agreement to Purchaser as promptly as reasonably possible following the date hereof.  As promptly as reasonably possible, but in no event later than the date that is twenty (20) days after the date hereof, Purchaser shall have the right to notify Sellers of (1) any issues raised by on either or both of the Updated Reports that are materially different from the matters contained in the current reports contained in the Seller Due Diligence Materials, and (2) any material expense imposed on Columbus under the Troy Sublease as a result of the Financial Agreement in excess of the current annual rent of $2,426,286 payable under the Troy Sublease.  If (A) the Updated Reports raise any issues that (i) were not referenced in the current reports contained in the Seller Due Diligence Materials or indicate a significant worsening of a condition raised in such current reports and (ii) with respect to the physical, mechanical or structural matters raised are not reasonably appropriate or expected for a shopping center of similar age, and/or (B) the Financial Agreement will impose obligations on Columbus prior to 2021 under the Troy Sublease in excess of the current annual rent of $2,426,286, or if Purchaser does not receive a copy of the Financial Agreement or other evidence reasonably satisfactory to Purchaser demonstrating that the Financial Agreement does not impose any such obligations, and (C) the cost to remedy (in the case of environmental) or repair (in the case of structural) the items described in (A), together with the additional obligations imposed under the Financial Agreement, in the reasonable judgment of the parties, exceed $5,000,000 in the aggregate,  the parties shall promptly meet to discuss such matters.  In the event the parties fail to reach resolution with respect to such matters on or prior to the fifth (5th) Business Day after Purchaser first gave Sellers notice of such matters, then either party shall have the right to terminate this Agreement upon the expiration of such five (5) Business Day period (unless Purchaser agrees to accept Columbus City Center in its as-is condition notwithstanding such new matters by giving notice to Sellers on or before the expiration of such five (5) Business Day period), in which case the Deposit shall be returned to Purchaser and thereafter the parties shall have no further rights or obligations under this Agreement except those which expressly survive termination of this Agreement.  For the avoidance of doubt, if neither party has terminated this Agreement on or prior to the date that is twenty (20) calendar and five (5) Business Days after the date of this Agreement, the provisions of this Section 4.1(n) shall be null and void and of no further force and effect and neither party shall have any rights or obligations with respect to the Updated Reports or the Financial Agreement.

4.2                                 Purchaser Consents.  Except as explicitly set forth in this Article IV, if Purchaser does not respond to a written notice by Seller seeking Purchaser’s consent or approval as required under this Article IV within three (3) Business Days of its receipt of any such notice, Purchaser automatically and without any further action shall be deemed to have fully consented to and approve each of the matters set forth in that notice.

4.3                                 Expenses.  Except as otherwise set forth herein to the contrary, each party agrees to be responsible for the payment of its own expenses (including the fees and expenses of its own attorneys, accountants and other advisers) in connection with its due diligence activities, negotiating this Agreement and any related agreements, obtaining any required approvals and otherwise preparing for and consummating the Closing. Seller and Purchaser shall each pay one-half (1/2) of the fees and expenses due to the Escrow Agent. Purchaser agrees to pay all record search, title examination, title insurance and survey costs incurred by or at the direction of Purchaser (including, without limitation, the costs of obtaining the Title Commitment), and Purchaser agrees to reimburse Seller for any out-of-pocket due diligence expenses incurred at Purchaser’s request and not as a result of any separate obligation imposed on Seller hereunder or the reasonable due diligence requests of Purchaser in the ordinary course of the transaction.  Each of Seller and Purchaser agrees to pay transfer and recording taxes, filing fees and other similar expenses arising in connection with the conveyances contemplated by this Agreement in accordance with the customary apportionment of such taxes, fees and expenses between purchasers and sellers of real estate in the jurisdiction in which each Property is located.  Seller will bear all costs incurred in connection with obtaining the Lender Consents (including any lender consents required under Section 4.7).  The parties agree to cooperate with one another to prepare and file, or cause to be prepared and filed, with the relevant Governmental Authorities all transfer tax returns, affidavits and other similar instruments, if any, required in connection with the payment of the foregoing expenses.

4.4                                 Estoppel Certificates.  Commencing promptly after the date hereof, Seller agrees to cause Property Owners to (a) request of each major department store or other so-called “anchor” listed on Schedule 4.4-1 (each, an “Anchor”, and collectively, the “Anchors”) at each Property (other than any Anchor that is an Affiliate of the May Department Stores Company (a “May Anchor”)) an estoppel certificate in the form currently in use by the Anchor in other similar circumstances, and (b) prepare and deliver to (i) each tenant at each Property an estoppel certificate in the form attached hereto as Schedule 4.4-2, (ii) the ground landlord under each Ground Lease, an estoppel certificate in the form attached hereto as Schedule 4.4-3, or, such other form as is attached to or otherwise prescribed in a particular Ground Lease document or is currently in use by such ground landlord in other similar circumstances (so long as the form is adequate to enable the Title Company to deliver the coverage contemplated in the Commitment)

(the “Ground Lessor Estoppel”), and (iii) to the extent not covered in clause (i) above, each entity identified in the Commitment or on Schedule 4.4-4 that is a party to a so-called “Reciprocal Easement Agreement” encumbering and/or benefiting a Property (each such entity, an “REA Party”, and collectively, the “REA Parties”), an estoppel certificate in the form attached hereto as Schedule 4.4-5 or in the form currently in use by such entity in other similar circumstances (each such estoppel certificate described in clauses (a) and (b) above, an “Estoppel Certificate”), in each case completed to reflect the terms of the Lease, Ground Lease or Reciprocal Easement Agreement to which it relates.  Seller agrees to use commercially reasonable efforts, but without being required to incur any expense (other than the administrative expense customarily incurred in preparing, distributing and collecting such certificates), to obtain signed Estoppel Certificates from each of the above-referenced tenants, Anchors, REA Parties and the ground landlords on or before the Closing Date, and agrees to deliver to Purchaser copies of any signed Estoppel Certificate promptly following receipt by it (or any Person acting for Seller).

4.5                                 Access.  (a)  From the date hereof and continuing until the Closing or earlier termination of this Agreement, Seller agrees to cause Property Owners to provide Purchaser and its authorized officers, employees and other representatives with reasonable access to the Properties, and to the books and records of Seller and Property Owners relating thereto, during normal business hours and at times mutually agreed upon (with both parties acting reasonably and in good faith) to enable Purchaser to prepare for the Closing and the resulting transition in ownership and management; provided that Purchaser agrees that (i) it will organize and conduct any such visit to a Property in a manner that complies with all applicable laws and regulations and does not cause or result in any disruption or damage at a Property, any loss or expense or undue burden on any of the employees, tenants or other Persons at a Property or disturbance or other interference with any of the activities of any employees, tenants or other Persons at a Property, (ii) in making any non-intrusive physical examination or inspection of a Property, Purchaser and any of Purchaser’s agents participating in any such on-site review will carry commercial general liability insurance with an aggregate limit of not less than Five Million Dollars ($5,000,000) and a contractual liability endorsement that insures Purchaser’s indemnity obligations under this Agreement and names the applicable Property Owner as an additional insured thereunder, (iii) it will not be permitted to conduct any intrusive physical testing (environmental, structural or otherwise) at a Property (such as soil borings, water samplings and the like) without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion and which may be conditioned, among other things, upon Purchaser’s and/or its consultant’s delivery to Seller of evidence of insurance in addition to that described in clause (ii) above as may be requested by Seller, (iv) prior to any such visit Purchaser will inform Seller of the names and titles of the persons who will participate in the visit and a brief statement of the purpose and expected duration of the visit and the scope of the activities proposed to be conducted and (v) Seller shall have the right, at its option, to cause one (1) or more of its employees or other representatives to be present with Purchaser’s representatives during any such visit to a Property or to the location of any books or records relating thereto.  Purchaser agrees that it will not, directly or through any representative, contact or communicate with any Anchor, any other tenant of the Property, the ground landlords or any REA Party regarding a Property or the terms of its arrangements with Seller, whether in person, in writing, by telephone or otherwise, without Seller’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, and unless it has provided Seller with reasonable advance notice of such contact or communication and an opportunity to be present and participate in any such discussions or to review and approve any such written submission in advance.  Purchaser will restore or repair promptly any damage caused by any of its representatives during any visit to a Property, and will be solely responsible for removing (and will promptly remove) any liens that may be placed on a Property by any agent or other representative of Purchaser. In addition, Purchaser agrees to indemnify, defend and hold Seller, Property Owners and their Affiliates harmless from and against any liability, damage, loss, cost or expense (including, without limitation, reasonable attorneys’ fees and expenses actually incurred) caused by it or any of its agents or representatives in connection with any such visit. The foregoing obligations shall survive the consummation or termination of this Agreement indefinitely.  Subsequent to the Closing, Sellers shall use commercially reasonable efforts to provide Purchaser with access to and/or copies of the databases, electronic files, lease records, and similar property records and files relating to the ownership and management of the Properties (including, without limitation, any such materials in the possession or control of the current property manager of the Properties).  The immediately preceding sentence shall survive the Closing indefinitely.

4.6                                 Lender Consents.  Purchaser and Seller will cooperate in good faith and use commercially reasonable efforts to negotiate with the lenders of the Assumed Mortgage Debt (the “Existing Lenders”) to obtain prior to the Closing any consent (the “Lender Consents”) which may be required for (i) NewCo’s acquisition of the Transferred Interests (other than Stoneridge, Richmond and Richmond Associates Corp.), (ii) the acquisition by Purchaser of an interest in NewCo, Stoneridge, Richmond and Richmond Associates Corp. pursuant hereto, (iii) Purchaser’s admission as the managing member of Newco, Stoneridge and Richmond and (iv) Purchaser or its Affiliate to become the property manager of the Properties pursuant to the Management Agreement attached to the JV Agreement, Stoneridge LLC Agreement and the Richmond LLC Agreement.  Purchaser and Seller will also cooperate in good faith and use commercially reasonable efforts to negotiate with the Existing Lenders to obtain prior to the Closing an agreement by the Existing Lenders that the exercise of the buy-sell provisions, forced sale provisions or right of first offer provisions contained in the JV Agreement, Stoneridge LLC Agreement and the Richmond LLC Agreement by Sellers or Purchaser shall not constitute a default or breach under any of the Assumed Loan Documents.  Purchaser agrees to indemnify each Seller and/or any applicable Affiliate of Seller, from fifty percent (50%) of any liabilities under any guaranty or indemnity agreements (or 49.9% with respect to Hilltop and Stoneridge) related to the Assumed Mortgage Debt, if any, arising and accruing from and after the Closing Date pursuant to an indemnity agreement in the form of Exhibit E attached hereto (the “Existing Loan Indemnity Agreement”).  Seller also agrees to request that each of the Existing Lenders execute an estoppel certificate addressed to Purchaser stating (i) that the documents evidencing and securing the applicable portion of Assumed Mortgage Debt have not been amended, (ii) the outstanding principal balance of the applicable portion of Assumed Mortgage Debt and (iii) that there are no defaults under the applicable portion of Assumed Mortgage Debt (the “Clean Lender Estoppels”).  Seller agrees to use commercially reasonable efforts, but without being required to incur any expense (other than the administrative expense customarily incurred in preparing, distributing and collecting such certificate) to obtain each Clean Lender Estoppels.  Purchaser agrees that prior to the Closing it will not communicate with the Existing Lender in person, by telephone, in writing or otherwise regarding the Property, the terms of the Assumed Mortgage Debt or the consent referred to above unless it provides Seller with reasonable advance notice of such communication and an opportunity to be present and participate in any such discussion or to review and approve any such written submission.

4.7                                 Satisfied Mortgage Debt and New Mortgage Debt.  The parties intend to, and shall diligently and continuously after the date hereof cooperate in good faith to, put into place new mortgage financing on the Properties simultaneously with the Closing, other than those Properties secured by the Assumed Mortgage Debt (the “New Mortgage Debt”, such transaction to be known as the “New Mortgage Debt Transaction”)).  The parties intend that the material terms of the New Mortgage Debt will be substantially as set forth on Schedule 4.7-1 attached hereto and made a part hereof.  Sellers agree that at Closing and simultaneously with the consummation of the New Mortgage Debt Transaction, Seller shall pay-off the mortgage debt currently on Briarwood, Stoneridge, The Falls and Meadowood (the “Satisfied Mortgage Debt”) including, without limitation, (I) obtaining releases and satisfactions from all lenders under the Satisfied Mortgage Debt, in which event any title encumbrances or other matters related to such Satisfied Mortgage Debt shall not be deemed Permitted Exceptions hereunder and (II) paying any and all costs, fees and expenses arising out of or in connection with the pay-off of such Satisfied Mortgage Debt including, without limitation, pre-payment penalties, defeasance costs or other fees or penalties arising from or in connection with the pay-off of the Satisfied Mortgage Debt and all attorneys’ fees and expenses actually incurred in connection therewith, which obligation shall survive the Closing indefinitely.  In such event, it is understood that Sellers shall receive any excess proceeds from such refinancing.  Provided that the Closing has occurred, Sellers and Purchaser shall share equally in all costs and expenses arising from or related to the negotiation and execution of the New Mortgage Debt including, without limitation, any commitment fees, points, interest hedging or cap requirements, mortgage recording costs, mortgagee title insurance costs and expenses and other lender requirements, which obligation shall survive the Closing indefinitely (such costs and expenses to be known as “New Mortgage Debt Expenses”).  The payment of such New Mortgage Debt Expenses shall be deemed capital contributions of Sellers and Purchaser under the JV Agreement or the Stoneridge LLC Agreement.  If the Satisfied Mortgage Debt is not refinanced with the New Mortgage Debt at Closing, then the obligation to pay the New Mortgage Debt Expenses shall be a cost of NewCo or Stoneridge, as applicable.  The New Mortgage Debt, including the form and substance of all related commitments, agreements, notes, indemnification agreements, guarantees and other similar documents and instruments evidencing the New Mortgage Debt, shall be acceptable to Sellers and Purchaser in each of their sole discretion, which acceptance must be evidenced by written notice from each party.  In the event that by the Closing (as the same may be extended pursuant to the express provisions of Section 6.1(c)) the New Mortgage Debt has not been placed on the applicable Properties pursuant to and in accordance with the terms of this Section 4.7, then (i) Seller shall not pay-off the Satisfied Mortgage Debt, (ii) the Closing shall occur and the Properties shall be conveyed subject to the Satisfied Mortgage Debt; (iii) Seller shall use commercially reasonable efforts to obtain the consent of the lenders under the Satisfied Mortgage Debt to the transactions contemplated hereunder in the same manner as contemplated by Section 4.6 with respect to the Lender Consents under the Assumed Mortgage Debt, (iv) Seller shall use commercially reasonable efforts, but without being required to incur any expense (other than the administrative expense customarily incurred in preparing, distributing and collecting such certificate) to obtain a lender’s estoppel (in the form required under Section 4.6) from each lender under the Satisfied Mortgage Debt, (v) Purchaser and Seller will cooperate in good faith and use commercially reasonable efforts to negotiate with the lenders under the

Satisfied Mortgage Debt to obtain prior to the Closing an agreement by such lenders that the exercise of the buy-sell provisions, forced sale provisions or right of first offer provisions contained in the JV Agreement and the  Stoneridge LLC Agreement by Sellers or Purchaser shall not constitute a default or breach under the documents evidencing the Satisfied Mortgage Debt, (vi) Purchaser shall execute and deliver an indemnity agreement in the form of the Existing Loan Indemnity Agreement with respect to each Satisfied Mortgage Debt, (vii) the provisions of Section 1.1(b) shall govern with respect to the manner in which the parties adjust the consideration payable at Closing and the manner in which such consideration is distributed, (viii) the JV Agreement and the Stoneridge LLC Agreement shall each include the provision set forth on Schedule 4.7-2 and (ix) after the Closing and at such time as Newco or Stoneridge, as applicable, pays-off the Satisfied Mortgage Debt: (I) Sellers shall be solely, jointly and severally liable, and Purchaser, Newco and Stoneridge shall have no liability for, any pre-payment penalties, defeasance costs or other fees or penalties arising from or in connection with the pay-off of the Satisfied Mortgage Debt (and such penalties, costs or other fees when paid by Sellers shall not be deemed capital contributions of Sellers under the JV Agreement or the Stoneridge LLC Agreement, as applicable), which obligations shall survive the Closing indefinitely (“Seller’s Prepayment Fee Obligations”) and (II) Seller shall provide a Seller Anchor Estoppel Certificate to the lender under any refinancing of such Satisfied Mortgage Debt (in a form substantially in the form of the Seller Anchor Estoppel Certificate attached to this Agreement) if the relevant Anchor does not deliver such an estoppel and the same is required for such refinancing, which obligation shall survive for one year after the Closing.  Seller shall continuously and in good faith update Purchaser as to the status of the refinancings contemplated by this Section 4.7.

4.8                                 Third Party Consents.  Seller shall use commercially reasonable efforts (but without being required to incur any expense) to obtain all Third Party Consents prior to the Closing.

4.9                                 Villaneuva Litigation. Richmond is a party to certain litigation titled Villanueva verses Richmond Associates LLC, inter alia, Case CIVMSC03-02887 (the “Villaneuva Litigation”).  To the extent such litigation is not covered by insurance, Sellers shall jointly and severally indemnify, defend and hold Purchaser (and its Affiliates), Newco, and Richmond harmless from and against any liability, damage, loss, cost or expense (including, without limitation, reasonable attorneys’ fees and expenses actually incurred) arising by, though or under the Villaneuva Litigation which obligation shall survive the Closing indefinitely, and Sellers shall have the right to direct and control the Villaneuva Litigation and the defense of such indemnification, and Sellers shall, promptly following request from Purchaser, inform Purchaser of material developments regarding such litigation.  Notwithstanding the foregoing, the provisions of this Section 4.9 shall be null and void and of no further force and effect if Sellers produce evidence reasonably satisfactory to Purchaser that the Villaneuva Litigation is covered by insurance.

ARTICLE V

NET WORKING CAPITAL AND OTHER ADJUSTMENTS

5.1                                 Net Working Capital Adjustment.

(a)                                  Estimated Closing Balance Sheet.  Net Working Capital for the Property Owners shall be determined as of the Closing Date in accordance with the procedure set forth below, and the Cash Consideration applicable to the Purchaser Contribution, Hilltop Purchaser Price or the Stoneridge Purchase Price, as applicable, shall be adjusted up or down in the amount of 50% of the positive or negative Net Working Capital of each Property Owner (or 49.9% with respect to Hilltop and Stoneridge) in accordance with such determination.  At least two (2) Business Days prior to the Closing, the Seller in good faith shall prepare an unaudited estimated balance sheet of the Property Owners as of the Closing Date (the “Estimated Closing Balance Sheet”) and an estimate of the Net Working Capital of the Property Owners as of the close of business on the Closing Date (the “Estimated Closing Net Working Capital”) based on each Property Owners’ books and records and other information then available.

For purposes of this Agreement, “Net Working Capital” means as to each Property Owner, the aggregate amount as of the Closing Date of (i) all such Property Owner’s cash, cash equivalents, accounts receivable and other current assets, minus (ii) the aggregate amount of all such Property Owner’s accounts payable and all other current liabilities, with all such items defined and measured in accordance with  United States generally accepted accounting principles (“GAAP”), applied consistently with the Property Owner’s Financial Statements; provided, however, that those certain items of Property Owner’s current assets and liabilities listed below shall be determined by apportioning such items as of 11:59 p.m. E.S.T. on the day immediately preceding the Closing Date (the “Adjustment Point”) in accordance with the following conventions:

(i)                                     Real Estate Taxes and Assessments.  Real estate taxes and assessments (and refunds thereof, to the extent not payable to tenants) on the basis of the fiscal year or fiscal years for which assessed.  If the Closing shall occur before a new real property tax rate or assessed valuation is fixed for any fiscal year preceding or including the fiscal year in which the Closing occurs, the apportionment of real estate taxes at Closing shall be upon the basis of the tax rate for the next preceding fiscal year, which such rate has been fixed applied to the latest assessed valuation.  After the actual real estate taxes have been fixed for any fiscal year preceding or including the fiscal year in which the Closing occurs, the apportionment of taxes shall be recomputed and any adjustment made in the determination of the Closing Net Working Capital.  In addition, if any real property assessment affects a Property at the Closing Date and such real property assessment is payable in annual or other installments (whether at the election of Seller or otherwise), only the installment relating to, or payable over, the fiscal period of the assessing authority, part of which is included within the period prior to the Closing Date and part of which is included in the period after the Closing Date, shall be apportioned between Seller and Purchaser as of the Adjustment Point. No apportionment shall be made in respect of any real estate taxes or assessments that are payable by any tenant directly to the applicable governmental or other authority pursuant to the terms of its Lease, unless the tenant is not current in its payment obligations under its Lease on the Closing Date, in which case, such real estate taxes or assignments shall be apportioned pursuant to this Section 5.1(a)(i).

(ii)                                  Utilities.  Utilities and fuel charges, including, without limitation, water, sewer, steam, electricity, gas and oil charges, on the basis of current bills and readings obtained by Property Owners within thirty (30) days prior to the Adjustment Point (or, if none, on the basis of the most recent previous bills and readings); provided that, upon the taking of subsequent actual readings that are as of a date closer in time to the Closing Date than the date of the readings used to determine the adjustment made at the Closing pursuant to this sentence, such adjustment shall be recalculated based upon the subsequent readings, and any necessary compensating adjustments shall be made in the determination of the Closing Net Working Capital. No apportionment shall be made in respect of any utility or fuel, the charges for which are payable by any tenant directly to the provider of such utility pursuant to the terms of its Lease, unless the tenant is not current in its payment obligations under its Lease on the Closing Date.

(iii)                               Interest.  Interest payable under the Assumed Mortgage Debt (and any Satisfied Mortgage that continues to encumber the Properties after the Closing) and any other permitted liabilities that will continue to be outstanding after the Closing.

(iv)                              Rents.  Rents (other than Percentage Rents that will be apportioned as provided in Section 5.1(a)(iv)(D) and Tax and Operating Expense Reimbursements that will be apportioned as provided in Section 5.2), including prepaid Rents and unpaid Rents, as and when collected.  The word “Rents”, as used in this Agreement, shall include, without limitation, (i) fixed monthly rents (“Fixed Rents”) payable by tenants and occupants (including former tenants and occupants) of a Property, (ii) percentage or overage rents and other charges and amounts payable by tenants based upon their sales or receipts at or from a Property (“Percentage Rents”), (iii) amounts payable by tenants on account of real estate taxes and assessments or increases therein, mall maintenance charges, common area maintenance, operating costs or increases therein, insurance charges and the like (“Tax and Operating Expense Reimbursements”) and (iv) rents or other charges payable by tenants for services of any kind provided to them (including, without limitation, the furnishing of heat, electricity, gas, water, other utilities and air-conditioning and the construction of store or mall enclosures, capital improvements or repairs or other items) (“Tenant Charge Reimbursements”) for which a separate charge is made (the amounts listed in clauses (ii) through (iv) above being hereinafter collectively referred to as “Additional Rent”). The term “costs of collection” shall mean and include reasonable attorneys’ fees and other costs incurred by Seller prior to the Closing Date or Purchaser after the Closing Date, as the case may be, in collecting any Rents but shall not include the regular fees payable to any property manager.

(A)                              Any Rents (other than Percentage Rents and Tax and Operating Expense Reimbursements, which are apportioned as provided in Section 5.1(a)(iv)(D) and Section 5.2, respectively) collected subsequent to the Adjustment Point (whether due and payable prior or subsequent to the Adjustment Point) which (as determined pursuant to the further provisions of this Subsection 5.1(a)(iv)(A)) relate partly to periods prior to the Closing, and any such Rents collected prior to the Closing which (as determined pursuant to the further provisions of this Subsection 5.1(a)(iv)(A)) relate partly to periods after the Closing, shall be adjusted as of the Adjustment Point, with any portion thereof properly allocable (as determined pursuant to the further provisions of this Subsection 5.1(a)(iv)(A)) to periods prior to the Adjustment Point, net of costs of collection, if any, to be retained by Seller or adjusted in favor of Purchaser in connection with the determination of the Closing Net Working Capital, subject, however, to the further provisions of this Subsection 5.1(a)(iv)(A)), and any portion thereof properly allocable (as determined pursuant to the further provisions of this Subsection 5.1(a)(iv)(A)) to periods subsequent to the Adjustment Point to be retained by Purchaser or adjusted in favor of Purchaser in connection with the determination of the Closing Net Working Capital.  Any Rents collected prior to the Closing that relate partly to periods after the Adjustment Point shall be apportioned between Seller and Purchaser.

(B)                                If, with respect to Fixed Rents or any component of Additional Rent under any Lease, the tenant is not more than one (1) month delinquent as of the Closing Date, then any amount collected by or on behalf of Purchaser subsequent to the Closing from such tenant on account of such Fixed Rents or component of Additional Rent shall be deemed to have been paid as directed by the tenant in writing concurrently with such payment or, in the absence of such direction, shall be deemed to have been paid first on account of the month in which the Closing occurs and then, if any portion of such amount is remaining, on account of payments of such Fixed Rents or component of Additional Rent due and payable after the Adjustment Point. If, with respect to any Fixed Rents or any component of Additional Rent under any Lease, the tenant is more than one (1) month delinquent as of the Closing Date, then any amount collected by or on behalf of Purchaser subsequent to the Closing from such tenant on account of such Fixed Rents or component of Additional Rent shall be deemed to have been paid as directed by the tenant in writing concurrently with such payment or, in the absence of such direction, shall be deemed to have been paid first on account of payments of such Fixed Rents or component of Additional Rent due and payable no later than the date of receipt of such amount (including payments due on or prior to the Adjustment Point but not paid as of the date of the Adjustment Point and payments due after the Adjustment Point but not later than the date of receipt of such amount), but only to the extent relating to periods subsequent to the Adjustment Point; then, if any portion of such amount is remaining, on account of the foregoing payments to the extent relating to periods prior to the Adjustment Point; and finally, if any portion of such amount is remaining, on account of prepayments of such Fixed Rents or component of Additional Rent.

(C)                                Payments of Rents received after the Adjustment Point shall be deemed to have been made as directed by the tenant in writing concurrently with such payment or, in the absence of such direction, shall be deemed to have been made by the tenant first to the payment of Fixed Rent, second to the payment of Percentage Rents, third to the payment of Tenant Charge Reimbursements, fourth, to payment of Tax and Operating Expense Reimbursements and last to the payment of any other items of Rent payable by such tenant.

(D)                               Notwithstanding anything to the contrary set forth in Subsection 5.1(a)(iv)(A), it is agreed that Percentage Rents shall be apportioned on the following basis: (x) for the Closing, Percentage Rents shall not be adjusted and (y) following the end of the fiscal year on account of which such Percentage Rents are payable by each tenant and receipt by Purchaser of any final payment on account thereof due from such tenant, an adjustment shall be made in connection with the determination of the Closing Net Working Capital, of (A) the amount of Percentage Rents actually paid by such tenant on account of such entire fiscal year, net of costs of collection, if any, multiplied by a fraction, the numerator of which is the number of days of such fiscal year subsequent to the commencement and prior to expiration or termination of the lease which occurred prior to the Adjustment Point and the denominator of which is the total number of days in such fiscal year subsequent to the commencement and prior to the expiration or termination of the lease in question, over (B) all amounts theretofore received by a Property Owner on account of the Percentage Rents in question for such fiscal year. If in any case the amount provided for in (B) above exceeds the amount provided for in (A) above, an adjustment in the amount of such excess shall be made in favor of Purchaser in connection with the preparation of the Closing Net Working Capital.  Except as provided in Section 5.2, the provisions of this Subsection 5.1(a)(iv)(D) shall also apply with respect to payments made by tenants on an annual basis as adjustments to amounts theretofore paid by them on account of other components of Additional Rent.

(E)                                 Seller shall remain liable for, and shall defend, indemnify and hold Purchaser, Newco, Richmond and Stoneridge harmless from and against, any amounts that are due to tenants arising from overcharges to such tenants of Tax and Operating Expense Reimbursements relating to any applicable fiscal years (or portion thereof) prior to the Adjustment Point which have not otherwise been adjusted in accordance with the provisions of this Article V.

(v)                                 Advance Deposits.  Any advance rental deposits in respect of a Property held by a Property Owner on the Closing Date and applicable to any time subsequent to the Closing, and any security deposits held by a Property Owner in respect of a Property on the Closing Date (together with the interest, if any, earned thereon for the account of any tenant) shall be delivered to NewCo, Stoneridge or Richmond, as applicable.  Seller shall be entitled to its share of interest earned on any such deposits for the accounts of Property Owners (i.e., to the extent not payable to the relevant tenant under its lease) up to the Adjustment Point.

(vi)                              Promotional Fund Payments.  Marketing expenses, and amounts payable by or to Property Owner to or from any merchants association for a Property.  If a Property Owner is holding any funds collected by it from tenants at a Property specifically for promotional or marketing activities (other than funds held by a merchants’ association, which shall remain the property of such association), Seller shall transfer such funds to NewCo, Richmond or Stoneridge, as applicable, at the Closing and NewCo, Richmond or Stoneridge, as applicable, shall accept such funds and shall assume responsibility for holding such funds under the same arrangements as were applicable to Seller prior to Closing.

(vii)                           Equipment Lease Payments.  Amounts payable under Equipment Leases.

(viii)                        Operating Contracts.  Fees and other charges payable under the Operating Contracts and any other similar agreements to which any Property Owner, or a property manager on its behalf, is a party.

(ix)                                Brokerage Commissions; Tenant Work.  All commissions and other amounts due and payable to any brokers, agents, finders or similar persons (“Brokers”) on account of (i) the execution of any Lease or any amendment or renewal thereof, (ii) the exercise by any tenant of a renewal or expansion option contained in any Lease, (iii) the failure by any tenant to exercise any termination or cancellation option contained in any Lease, or (iv) any other event relating to any Lease, regardless of whether such amounts first become due before or after the Adjustment Point. For purposes of this Subsection 5.1(a)(ix), all such commissions and other amounts payable in respect of the current terms of Leases signed on or prior to the date hereof (collectively, the “Underwritten Leases”) shall be deemed to relate to periods prior to the

Adjustment Point (and Seller shall be liable to pay the same) (the “Seller Leasing Costs”), and all other such commissions and other amounts, regardless of when such amounts actually become payable, shall be deemed to relate to periods after the Adjustment Point (and shall be payable by NewCo, Richmond or Stoneridge, as applicable, thereafter in the ordinary course of business). The provisions of this Subsection 5.1(a)(ix) shall also apply to any work, improvements, fixtures, fitting, equipment and services required to be furnished or provided by a Property Owner to any tenant under the provisions of its Lease, or allowances in lieu thereof payable under such Leases (“Tenant Work”), such that Seller shall be responsible for all Tenant Work in respect of Underwritten Leases.  All other Tenant Work shall be obligations of NewCo, Richmond or Stoneridge, as applicable.  For the avoidance of doubt, subject to Seller’s obligation to pay the Seller Leasing Costs, NewCo, Richmond or Stoneridge, as applicable, shall be liable to pay all commissions and other amounts payable, and shall be responsible for all Tenant Work required, in each case, after the Adjustment Point.

(x)                                   Ground Lease Payments.  Rents and other amounts payable under the Ground Lease.

(xi)                                Deferred Lease Premiums/Other Leasing Charges.  All amounts paid or payable by tenants after Closing as deferred lease premiums or so-called “key dollars” in respect of Underwritten Leases shall be treated as a fully accrued current asset of the applicable Property Owner as of the Closing Date provided that such deferred lease premiums or “key dollars” are reflected in the Seller Due Diligence Materials (this obligation shall survive the Closing and the 18-month time limit set forth in Section 5.1(c)).

(xii)                             Annual Fees.  Annual permit, license and inspection fees covering any period following the Closing, if any, to be apportioned on the basis of the fiscal year for which levied.

(xiii)                          Lease Termination Payments.  Lease termination payments paid or payable by tenants in respect of any terminations of Underwritten Leases occurring during the period between the date hereof and the Closing Date shall be apportioned between Seller and Purchaser, with Purchaser receiving a credit in an amount equal to the total lease termination payment multiplied by the quotient of (A) the number of days between the Closing Date and scheduled expiration of the Lease term in force on the date of termination, divided by (B) the number of days between the end of the most recent period for which the tenant has paid its rent (determined as of the Closing Date) and the scheduled expiration of the Lease term in force on the date of termination. Any such Lease termination payments owing as of Closing in respect of a termination that occurred prior to Closing shall be apportioned and any adjustment made in accordance with the principles set forth in this Section 5.1(xv) at the time of the determination of the Closing  Net Working Capital.

(xiv)                         Other Items.  Any other operating expenses and any other items relating to a Property which, in accordance with GAAP and business practice, customarily would be apportioned between sellers and buyers of real estate.  Seller shall cause each Property Owner to transfer or assign to Purchaser funds sufficient to cover Gift Certificates that are valid, outstanding and not expired on the Closing Date with respect to its Property.  For the purposes of this paragraph, “Gift Certificates” shall mean gift certificates issued by a Property Owner or on a

Property Owner’s account or on behalf of a Property Owner, with respect to its Property, prior to the Closing.

Except with respect to any item that is adjusted in accordance with the conventions set forth in Sections 5.1(a)(i) - 5.1(a)(xiv) above, if any item on (or which, under GAAP, should be reflected on) the Property Owners Financial Statements is not reflected in accordance with GAAP, Net Working Capital for such Property Company will nonetheless be computed in accordance with GAAP.  In computing Net Working Capital, all accounting entries will be taken into account regardless of their amount, all known errors and omissions will be corrected and all known proper adjustments will be made.

(b)                                 Adjustment.  If the Estimated Closing Net Working Capital for Property Owners is greater than zero, the Cash Consideration shall be adjusted upwards by 50% of the amount of such excess (or 49.9% with respect to Hilltop and Stoneridge).  If Estimated Closing Net Working Capital for Property Owners is less than zero, the Cash Consideration shall be adjusted downwards by the amount of such shortfall.

(c)                                  Final Closing Balance Sheet.  As promptly as practicable, but in no event later than 18 calendar months after Closing, Purchaser will cause Property Owners to deliver to Seller a balance sheet of Property Owners as of the Closing (the “Closing Balance Sheet”) prepared by Purchaser on a basis consistent with the most recent balance sheet on the Property Owners Financial Statements which Closing Balance Sheet will reflect the Purchaser’s determination (as certified by the chief financial officer of Purchaser) of the Net Working Capital as of the close of business on the Closing Date (the “Closing Net Working Capital”) of Property Owners.

(d)                                 Approved Accountant.

(i)                                     If Seller disagrees with Purchaser’s determination of Closing Net Working Capital, Seller shall notify Purchaser in writing of such disagreement (such notice setting forth the basis for such disagreement in reasonable detail) and Seller and Purchaser thereafter shall negotiate in good faith to resolve any such disagreements.  If the Seller and Purchasers are unable to resolve any such disagreements within thirty (30) days after Purchaser causes Property Owners to deliver the Closing Balance Sheet to Seller, Seller and Purchaser shall subject the dispute to the public accounting firm jointly selected by Seller and Purchaser pursuant to the JV Agreement (the “Approved Accountant”) for resolution.  If Seller and Purchaser are unable to agree upon an Approved Accountant, the Approved Accountant shall be selected by lot from a list of four “Big Four” accounting firms (excluding any firm which has previously audited Seller’s or Purchaser’s financial statements).

(ii)                                  Each of Seller and Purchaser shall use its reasonable best efforts to cause the Approved Accountant to resolve all disagreements over the Closing Net Working Capital as soon as practicable, but in any event within sixty (60) days after submission of the disputes to the Approved Accountant.  The resolution of such disagreements and the determination of Closing Net Working Capital by the Approved Accountant shall be final and binding on Seller and Purchaser.

(iii)                               The Approved Accountant will determine the allocation of its costs and expenses in determining the Closing Net Working Capital based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.  For example, if Seller claims the Closing Net Working Capital is $1,000 greater than the amount determined by Purchaser, and the Purchaser contests only $500 of the amount claimed by Seller, and if the Approved Accountant ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 : 500) to Purchaser and 40% (i.e., 200 : 500) to Seller.

(e)                                  Final Adjustment.  If the Closing Net Working Capital for Property Owners (as finally determined pursuant to Section 5.01(c) or (d), as applicable) is greater than the Estimated Closing Net Working Capital, Purchaser shall, within three (3) business days after the Closing Net Working Capital is so finally determined, pay to Seller in immediately available funds, the difference between 50% of the Closing Net Working Capital and 50% of the Estimated Closing Net Working Capital (or, in each case, 49.9% with respect to Hilltop and Stoneridge).  If the Closing Net Working Capital for Property Owner is less than the Estimated Closing Net Working Capital for Property Owners, Seller shall, within three (3) business days after the Closing Net Working Capital for Property Owners is so finally determined, pay Purchaser, in immediately available funds, the difference between 50% of the Closing Net Working Capital and 50% of the Estimated Closing Net Working Capital for such Property Owners (or, in each case, 49.9% with respect to Hilltop and Stoneridge).  All amounts owed pursuant to this Section 5.01 (e) shall include interest thereon, from and excluding the day which is fifteen (15) days after the date on which the party entitled to receive such amount makes written demand for its payment to and including the date of payment, at the “prime” rate as announced by J.P. Morgan Chase Bank or its successor on the date on which such demand is made calculated on the basis of a 365-day year.  All determinations pursuant to this Section 5.01(e) shall be made in accordance with GAAP.

5.2                                 Tax and Operating Expense Reimbursements.  The portion of Rents consisting of Tax and Operating Expense Reimbursements shall be apportioned, after the end of the fiscal period in which the Closing occurs (the “Applicable Fiscal Closing Period”), on the same fiscal basis as such Rents are calculated under the applicable Leases, so that the amount thereof under each of the Leases to which Seller shall be entitled, as finally determined, shall be the entire amount thereof with respect to any fiscal period ending prior to the Closing Date, and, for the Applicable Closing Fiscal Period, an amount which bears the same ratio to the total Tax and Operating Expense Reimbursements actually collected in respect of the applicable Lease for the Applicable Closing Fiscal Period as the number of days in said current fiscal period subsequent to the commencement and prior to the termination of the Lease in question which shall have elapsed prior to the Closing Date bears to the total number of days in the Applicable Closing Fiscal Period subsequent to the commencement and prior to the termination of the Lease in question. Upon any such apportionment, a settlement in cash shall be made by the party who previously received amounts in excess of the amount to which it is entitled on the basis of the final apportionment to the other party.

5.3                                 Collection of Rents.  Purchaser shall cause all delinquencies existing at Closing to be billed monthly and shall use commercially reasonable efforts to enforce and cause to be enforced the collection of all unpaid Tax and Operating Expense Reimbursements, Percentage

Rents and other Rents which are payable with respect to the Applicable Closing Fiscal Period and any prior fiscal period, but Purchaser shall not be required to commence litigation, commence an adversary proceeding in a bankruptcy case or terminate Leases in connection with such collection efforts. Purchaser shall not cause to be waived or settled any claims for any such amounts in whole or in part to the extent such amounts, if collected, would be payable to Seller hereunder without the prior written consent of Seller.  Costs of collection shall be charged against amounts collected and charged to the parties hereto in the proportion in which each is entitled to the proceeds of such collection.  Purchaser shall provide to Seller semi-annual reports after Closing with respect to the collection by Purchaser after Closing of any such amounts which are payable with respect to the Applicable Fiscal Closing Period and any prior fiscal period.

5.4                                 Escrows and Deposits.  The Net Working Capital will be increased by 50% of the amount (or, in each case, 49.9% with respect to Hilltop and Stoneridge) of all escrows or similar deposits, if any, made by any Property Owner as security under the Assumed Mortgage Debt (and the Satisfied Mortgage Debt if the same continues to encumber the Properties after the Closing), the Ground Lease or any other permissible indebtedness that will continue to be outstanding after the Closing, or under any public service contracts that will remain on deposit for the benefit NewCo, Richmond or Stoneridge, as applicable, after the Closing, to the extent Seller assigns its rights to such escrows or similar deposits to NewCo, Richmond or Stoneridge, as applicable.

ARTICLE VI

CLOSING

6.1                                 Closing.  (a)  Subject to the terms and conditions of this Agreement, the Closing shall take place at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York 10022, at and as of 9:00 a.m. E.S.T. on the date that is 60 days after the date of this Agreement or at such other place, time and date as may hereafter be mutually agreed between Seller and Purchaser (the “Scheduled Closing Date”).

(b)                                 Seller Extension Rights.  Seller shall have the right, exercisable in one or more increments, by delivering written notice to Purchaser as soon as practical but in any event not less than five (5) Business Days prior to the Scheduled Closing Date (or, in the event of a prior extension by virtue of this Section, two (2) Business Days prior to the then applicable Closing Date) to extend or adjourn the Closing Date to a date not later than the date that is 60 days after the Scheduled Closing Date if Seller determines in its judgment that such adjournment is reasonably necessary to enable Seller to satisfy any of the conditions precedent to Closing set forth in Section 7.1 (and Purchaser has not waived the failed conditions and proceeded to Closing; it being understood that Purchaser will not be entitled to waive the failure to obtain any third-party consents required for the conveyance of the Property or to waive the condition precedent in Section 7.1(e), Section 7.1(f) or Section 7.1(g) without Seller’s consent in its sole discretion), such right being in addition to any other adjournment right provided for in this Agreement.  If Seller defers the Closing Date as permitted above, Seller will advise Purchaser in its notice of deferral of the reasons therefor and thereafter will advise the Seller on a regular basis of its progress in resolving the circumstances upon which the deferral was based.

(c)                                  Extension for New Mortgage Debt.    In the event that the Satisfied Mortgage Debt has not been refinanced with New Mortgage Debt pursuant to and in accordance with Section 4.7 hereof, the Closing Date (as the same may be extended or adjourned by Seller) shall be adjourned (i) to a date not later than the date that is 30 days after the Scheduled Closing Date in order to consummate such refinancing and (ii) for an additional 60 days after such initial 30 days if there has been a disruption or adverse change (or development that could reasonably be expected to result in an adverse change) affecting financial, banking or capital market conditions generally that, individually or in the aggregate in the parties’ reasonable and good faith judgment would materially and adversely affect the ability to obtain the New Mortgage Debt.  If, during the aforesaid sixty (60) day period, it appears that the Satisfied Mortgage Debt will not be refinanced with New Mortgage Debt by the Closing Date (as extended pursuant to (i) and (ii) above), then Seller will use commercially reasonable diligent and continuous efforts to obtain by the extended Closing Date the consent of the lenders under the Satisfied Mortgage Debt, if applicable, which may be required for (I) NewCo’s acquisition of the Transferred Interests (other than Stoneridge, Richmond and Richmond Associates Corp.), (II) the acquisition by Purchaser of an interest in NewCo, Stoneridge, Richmond and Richmond Associates Corp. pursuant hereto, (III) Purchaser’s admission as the managing member of Newco, Richmond and Stoneridge and (IV) Purchaser or its Affiliate to become the property manager of the Properties pursuant to the Management Agreement attached to the JV Agreement, the Stoneridge LLC Agreement or the Richmond LLC Agreement, as applicable, and the Closing Date shall be extended for so long as is necessary thereafter until the earlier to occur of (y) Sellers’ obtaining such consents and (z) the Satisfied Mortgage Debt being refinanced with New Mortgage Debt.  During such 60 day period, Purchaser and Seller will also cooperate in good faith and use commercially reasonable efforts to negotiate with the lenders under the Satisfied Mortgage Debt to obtain prior to the Closing an agreement by such lenders that the exercise of the buy-sell provisions, forced sale provisions or right of first offer provisions contained in the JV Agreement, the Stoneridge LLC Agreement or the Richmond LLC Agreement by Sellers or Purchaser shall not constitute a default or breach under any of such loans.

(d)                                 The date that the Closing occurs (as adjourned) shall be known as the “Closing Date”.

6.2                                 Closing Deliveries by Seller.  At the Closing, each Seller will execute, acknowledge where appropriate and deliver, or cause to be delivered, each of the following instruments and documents:

(a)                                  Transferred Interest Conveyance.

(i)                                     with respect to each Transferred Interest, two (2) counterparts of an Assignment and Assumption of Interest in the form attached as Exhibit F (the “Interest Assignment”), pursuant to which Seller conveys such Transferred Interest to NewCo and NewCo assumes all obligations of Seller relating to the Transferred Interest arising from and after the Closing Date;

(ii)                                  a stock power in favor of Purchaser in the form attached as Exhibit F-1 transferring any applicable interests in a corporate SRH Entity.

(iii)                               two (2) counterparts of the JV Agreement, Stoneridge LLC Agreement and Richmond LLC Agreement and any related certificates required by the law of the State of Delaware; and

(iv)                              two (2) counterparts of the Coordination Agreement;

(v)                                 any additional documents that may be required to reflect (x) the conveyance of the Transferred Interests to NewCo, (y) the transfer to Purchaser of 49.9% of the Sellers’ interest in Richmond and 49.9% interest in Richmond Associates Corp. and (z) the transfer to Purchaser of a 49.9% interest in Stoneridge;

(vi)                              A copy of all termination notices sent to terminate all Taubman Contracts, certified by Sellers as a true and correct copy;

(vii)                           all Clean Estoppel Certificates (including, if applicable or required, each Clean Lender Estoppels, Ground Lessor Estoppel, Seller Estoppel Certificate, and/or Seller Anchor Estoppel Certificate),  received (or prepared) by Seller at or prior to Closing; and

(viii)                        written consent of Sellers as members of Newco, Richmond and Stoneridge  to enter into the Management Agreement (as applicable, as defined in the JV Agreement, Stoneridge LLC Agreement and Richmond LLC Agreement).

(b)                                 Certificates.  A duly executed certificate of the general partner[s], managing member[s], trustee[s] or manager[s] of Seller (or its direct or indirect general partner[s], managing member[s], trustee[s] or manager[s], if applicable), dated as of the Closing Date, certifying:

(i)                                     that the general partner[s], managing member[s], trustee[s] or manager[s] of Seller have adopted resolutions approving the transactions contemplated hereunder and authorizing Seller to execute and deliver this Agreement and each other agreement and other instrument necessary for the consummation of the transactions contemplated by this Agreement and to perform its obligations hereunder and thereunder (together with a copy of such resolution), that such action by such general partner[s], managing member[s], trustee[s] or manager[s] constitutes the only authorization required for such execution, delivery and consummation by Seller and it has not been revoked or otherwise withdrawn and remains in full force and effect; and

(ii)                                  as to a true, complete and correct copy of Seller’s organizational documents (including all documents filed of record in the jurisdiction of its organization, if any, certified by the appropriate authority in such jurisdiction, if available), that the same have not been amended (except as noted therein) and that they are in full force and effect as of the Closing Date, and also certifying as to the incumbency of the representatives of Seller executing and delivering this Agreement and the other documents and instruments provided herein to be executed and delivered by the Seller.

(c)                                  Representations and Warranties.  A duly executed certificate of Seller, dated as of the Closing Date, certifying that each of the representations and warranties of Seller contained in Section 8.2 of this Agreement is true and correct in all material respects as if remade on and as of the Closing Date (or, in the case of a representation that by its terms is made as of a specified date, as of such date) with appropriate modifications of those representations and warranties as provided in Section 8.3(b) and to reflect actions taken by or on behalf of Seller in accordance with the provisions of Article IV or identifying any representation or warranty that would not be true and correct if remade as described above and explaining the reasons therefor.

(d)                                 FIRPTA and State Withholding Exemptions.  A certification in the form of Exhibit G attached hereto executed by Seller under penalty of perjury stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), and appropriate withholding certification (establishing an exemption from, or reduction in the amount of, otherwise applicable withholding taxes) to the extent required by each applicable state in which the Properties are located, such certification to comply with applicable laws.  If Seller shall fail or be unable to deliver such certification, Purchaser shall have the right to withhold such portion of the Consideration as Purchaser may reasonably determine is necessary to comply with the requirements of Section 1445 of the Code and/or the applicable state laws.

(e)                                  Seller Affidavit.  A duly executed Seller’s Affidavit and Non-Imputation Affidavit in the forms attached hereto as Exhibit H and copies of such supporting documents (without representation or recourse) as are customarily provided by sellers of commercial real estate in the jurisdiction where each Property is located in connection with the issuance to Purchaser, at Purchaser’s expense, of a title insurance policy of the type described in Section 7.1(d) in respect of each Property.

(f)                                    Other Documents, Etc.  All other instruments and documents, if any, required to be executed, acknowledged and/or delivered to Purchaser by Seller pursuant to and in accordance with any of the other provisions of this Agreement, and such other documents or instruments as Purchaser may reasonably request to effect the transactions contemplated in this Agreement, including a schedule of tax basis for each Property as of the end of the most recent reporting period for which Seller has prepared such a schedule.

6.3                                 Closing Deliveries by Purchaser.  At the Closing, Purchaser will execute, acknowledge where appropriate and deliver, or cause to be delivered, each of the following instruments, documents and payments:

(a)                                  Cash Consideration.  The Cash Consideration as adjusted pursuant to Article V, as set forth on the closing statement to be prepared in accordance with Section 5.1(q);

(b)                                 Closing Documents.  The following documents and instruments:

(i)                                     two (2) counterparts of the JV Agreement, Stoneridge LLC Agreement and Richmond LLC Agreement;

(ii)                                  two (2) counterparts of the Coordination Agreement;

(iii)                               if applicable, the Existing Loan Indemnity Agreement (and indemnity agreement required by Section 4.7 with respect to the Satisfied Mortgage Debt, if any);

(iv)                              Purchaser shall, or shall cause The Mills Corporation to, deliver a certified statement to Sellers at Closing, certifying the identities of the then current officers of The Mills Corporation and Purchaser who are subject to Section 16 in accordance with rule 16(a)-2 of the Securities Exchange Act of 1934.

(v)                                 any additional documents that may be required to reflect the (x) the conveyance of the Transferred Interests to NewCo, (y) the transfer to Purchaser of 49.9% of the Sellers’ interest in Richmond and 49.9% interest in Richmond Associates Corp. and (z) the transfer to Purchaser of a 49.9% interest in Stoneridge; and

(vi)                              written consent of Purchaser as managing members of Newco, Richmond and Stoneridge to enter into the Management Agreement (as applicable, as defined in the JV Agreement, Stoneridge LLC Agreement and Richmond LLC Agreement).

(c)                                  Certificates.  A duly executed certificate of the general partner[s], managing member[s], trustee[s] or manager[s] of Purchaser (or its direct or indirect general partner[s], managing member[s], trustee[s] or manager[s], if applicable), dated as of the Closing Date, certifying:

(i)                                     that the general partner[s], managing member[s], trustee[s] or manager[s] of Purchaser have adopted resolutions approving the transactions contemplated hereunder and authorizing Purchaser to execute and deliver this Agreement and each other agreement and other instrument necessary for the consummation of the transactions contemplated by this Agreement and to perform its obligations hereunder and thereunder (together with a copy of such resolution), that such action by such general partner[s], managing member[s], trustee[s] or manager[s] constitutes the only authorization required for such execution, delivery and consummation by Purchaser and it has not been revoked or otherwise withdrawn and remains in full force and effect; and

(ii)                                  as to a true, complete and correct copy of Purchaser’s organizational documents (including all documents filed of record in the jurisdiction of its organization, if any, certified by the appropriate authority in such jurisdiction, if available), that the same have not been amended (except as noted therein) and that they are in full force and effect as of the Closing Date, and also certifying as to the incumbency of the representatives of Purchaser executing and delivering this Agreement and the other documents and instruments provided herein to be executed and delivered by the Purchaser.

(d)                                 Representations and Warranties.  A duly executed certificate of Purchaser dated as of the Closing Date, certifying that each of the representations and warranties of Purchaser contained in Section 8.1 of this Agreement is true and correct in all material respects as if remade on and as of the Closing Date (or, in the case of a representation that by its terms is made as of a specified date, as of such date) identifying any representation or warranty that would not be true and correct if remade as described above explaining the reasons therefor.

(e)                                  Other Documents, Etc.  All other instruments and documents, if any, required to be executed, acknowledged and/or delivered by Purchaser to Seller pursuant to and in accordance with any of the other provisions of this Agreement and such other documents or instruments as Seller may reasonably request to effect the transactions contemplated in this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT TO CLOSING

7.1                                 Conditions Precedent to Obligation of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated herein shall be subject to fulfillment (or waiver by Purchaser, to the extent waiver is not prohibited hereunder) on or before the Closing Date, of all of the following conditions:

(a)                                  Delivery of Documents.  Seller shall have delivered all the items required to be delivered to Purchaser pursuant to Section 6.2.

(b)                                 Accuracy of Representations and Warranties. Subject to Sections 8.3 and 8.4, Seller’s representations and warranties in Section 8.2 of this Agreement shall be true and correct in all material respects as originally made and, if applicable, as remade on and as of the Closing Date (or, in the case of a representation that by its terms is made as of a specified date, as of such date), with appropriate modifications or qualifications to those representations and warranties to reflect the provisions of Section 8.3(b) and the results of any casualty or Condemnation or any action taken, or any omission, by or on behalf of Seller in accordance with the provisions of Article IV.

(c)                                  Observance of Covenants.  Seller shall have performed and observed, in all material respects, all covenants and agreements in this Agreement to be performed and observed by Seller as of the Closing Date.

(d)                                 Title.  The Title Company shall have issued or shall be prepared to issue, upon payment of the applicable premiums therefor, the Title Policies subject only to Permitted Exceptions. It shall not be a condition to Closing that Purchaser be able to obtain any endorsements or coverages not set forth in the definition of “Title Policy”.

(e)                                  No Injunction.  No action, suit or legal or administrative proceedings shall have been instituted by or before any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign (referred to herein, as “Governmental Authority”), seeking to enjoin the transactions contemplated by this Agreement and intended to occur at the Closing, other than any such proceeding that has been subsequently terminated without the desired result or has been dismissed with prejudice or any such proceeding initiated by or on behalf of Purchaser or any Affiliate of Purchaser.  The condition set forth in this Section 7.1(e) shall not be waivable by Purchaser and must be fulfilled on the Closing Date unless Seller, in its sole discretion, consents otherwise.

(f)                                    Transactions Not Prohibited.  No law, statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation by Seller of the transactions contemplated by this Agreement to occur at the Closing shall be in effect, other than any such order obtained or instituted by or on behalf of Purchaser or any entity controlling, controlled by or under common control with Purchaser.  The condition set forth in this Section 7.1(f) shall not be waivable by Purchaser and must be fulfilled on the Closing Date unless Seller, in its sole discretion, consents otherwise.

(g)                                 Lender Consents /Clean Lender Estoppels.  (I) The parties shall have obtained the Lender Consents (and any lender consents required by Section 4.7, if any) and (II) Purchaser shall have received the Clean Lender Estoppels (and any lender estoppel required by Section 4.7, if any); provided that Seller may elect to satisfy the requirement of the Clean Lender Estoppels (and any lender estoppel required under Section 4.7, if any) by delivering to Purchaser an estoppel certificate from Seller in the form attached as Exhibit K (and for any lender estoppel required by Section 4.7, if any) as a substitute for the Clean Lender Estoppels (“Seller’s Lender Estoppel”).  If Seller elects to deliver to Purchaser a Seller’s Lender Estoppel, Purchaser shall have the right to rely on the statements made therein and such estoppel shall not be subject to the survival limitations and other limitations on Purchaser’s remedies for Seller’s breaches of representations and warranties hereunder.  The immediately preceding sentence shall survive the Closing indefinitely; provided, however, that at any time if Purchaser shall receive a Clean Lender Estoppels (or any lender estoppel required by Section 4.7, if any) from the lender covered in any such Clean Lender Estoppels (or any lender estoppel required by Section 4.7, if any), then such Seller’s Lender Estoppel shall be returned to Seller upon written request from Seller to Purchaser and shall be deemed null and void and of no further force or effect.  The condition set forth in this Section 7.1(g) shall not be waivable by Purchaser and must be fulfilled on the Closing Date unless Seller, in its sole discretion, consents otherwise.

(h)                                 Estoppel Requirement.  For each Property, Purchaser shall have received (i) Clean Estoppel Certificates from each Anchor and REA Party at such Property, (ii) with respect to Columbus City Center, a Clean Estoppel Certificate from each of the ground landlords and (iii)  Clean Estoppel Certificates from tenants under Leases relating to, in the aggregate, at least sixty-five percent (65%) of the occupied “in-line” (i.e., non-Anchor) space at such Property (collectively, the “Estoppel Requirement”).  If, with respect to a particular Property, Purchaser has received Clean Estoppel Certificates from all but one (1) of the Anchors or REA Parties (or two (2) of the Anchors or REA Parties at a single Property if such two (2) Anchors or REA Parties are May Anchors) (including, without limitation, any failure to obtain a Clean Estoppel Certificate from a May Anchor or REA Parties (or two (2) May Anchors or REA Parties at any single Property)) and from tenants under Leases relating to at least fifty percent (50%) of the occupied in-line space at such Property, Seller may elect to satisfy the Estoppel Requirement by delivering, as applicable, (I) a Seller Estoppel Certificate in the form attached hereto as Exhibit I (each, a “Seller Estoppel Certificate”) as a substitute for any remaining tenant Estoppel Certificates that have not been obtained and are necessary to meet the Estoppel Requirement and/or (II) a Seller Anchor Estoppel Certificate in the form attached hereto as Exhibit J (each, a “Seller Anchor Estoppel Certificate”) as a substitute for any remaining Estoppel Certificates from Anchors or REA Parties that have not been obtained and are necessary to meet the Estoppel Requirement. Any Seller Estoppel Certificate and Seller Anchor Estoppel Certificate shall survive for one (1) year following the Closing Date and Seller’s aggregate liability with respect all Seller Anchor Estoppel Certificates shall be capped at Ten Million Dollars ($10,000,000) which cap shall be separate and exclusive of the other caps on Seller’s post-closing liability contained in Sections 9.3; provided, however, that at any time prior to the expiration of such one

(1) year period if Purchaser shall receive a Clean Estoppel Certificate from the tenant covered in any such Seller Estoppel Certificate or the Anchor or REA Party covered in any such Seller Anchor Estoppel Certificate, then such Seller Estoppel Certificate and/or Seller Anchor Estoppel Certificate, as applicable, shall be returned to Seller upon written request from Seller to Purchaser and shall be deemed null and void and of no further force or effect. The term “Clean Estoppel Certificate” means an Estoppel Certificate that does not reveal (i) any material landlord/owner breach or default that has not been cured by the Closing or (ii) any change in the economic terms of the subject Lease or REA arrangement from those previously disclosed to Purchaser and which materially adversely affects the financial obligations of the landlord/owner under the subject agreement; the parties acknowledging that statements or qualifications by a tenant in the nature of reservations of rights will not, by themselves, cause an Estoppel Certificate to fail to qualify as a Clean Estoppel Certificate.

7.2                                 Conditions Precedent to Obligations of Seller.  The obligation of Seller to consummate the transactions contemplated herein shall be subject to the fulfillment (or waiver by Seller) on or before the Closing Date of each of the following conditions:

(a)                                  Receipt of Consideration.  Purchaser shall have delivered the Cash Consideration, as adjusted pursuant to and payable in the manner provided for in this Agreement.

(b)                                 Delivery of Documents.  Purchaser shall have delivered all the items required to be delivered to Seller pursuant to Section 6.3 for the Closing.

(c)                                  Accuracy of Representations and Warranties.  The representations and warranties of Purchaser contained in Section 8.1 of this Agreement shall be true and correct in all material respects.

(d)                                 Observance of Covenants.  Purchaser shall have performed and observed, in all material respects, all covenants and agreements in this Agreement to be performed and observed by Purchaser through the Closing Date.

(e)                                  Lender Consents.  The parties shall have obtained the Lender Consents (and any lender consents required by Section 4.7, if any).

(f)                                    Third Party Consents.  Seller shall have obtained any Third Party Consents.

(g)                                 No Injunction.  No action, suit or legal or administrative proceedings shall have been instituted by or before any court or Governmental Authority seeking to enjoin Purchaser or any of its Affiliates from consummating the transactions contemplated by this Agreement and intended to occur at the Closing, other than any such proceeding that has been subsequently terminated without the desired result or has been dismissed with prejudice or any such proceeding initiated by or on behalf of Seller.

(h)                                 Transactions Not Prohibited.  No law, statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation by Purchaser of the transactions contemplated by this Agreement to occur at the Closing shall be in effect, or, if applicable, have been threatened by any Governmental Authority or by any third party, other than any such order obtained or initiated by or on behalf of Seller.

7.3                                 Conditions Precedent to Obligations of Parties.  The obligation of Seller and Purchaser to consummate the transactions contemplated herein shall be subject to the consummation of the NewCo Transfer, the Stoneridge Transfer and the Richmond Transfer, and the Closing with respect to any such transfer shall not occur unless the consummation of all such transfers occur.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

8.1                                 Representations and Warranties of Purchaser.  In order to induce Sellers to carry out the transactions contemplated by this Agreement, Purchaser represents and warrants to, and agrees with, each Seller as follows:

(a)                                  Organization, Good Standing and Authority.  (i) Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business in all jurisdictions where such qualification is necessary to carry on its business as now conducted, except where the failure to be so qualified (x) would not have a material adverse effect on the ability of Purchaser to fulfill its obligations under this Agreement or under any document contemplated hereunder to be executed by Purchaser or to perform any of its obligations hereunder or thereunder or (y) would not have a material adverse effect on the assets, liabilities, financial condition, results of operations, value and/or operations of Purchaser, in each case whether determined (i) without giving effect to any of the transactions contemplated herein or (ii) after giving effect to such transactions (any such interference or adverse effect, a “Purchaser Material Adverse Effect”).  Purchaser is, or will be at Closing, duly qualified to conduct business in each state in which any of the Properties are located, unless the failure to do so would not have a Purchaser Material Adverse Effect. Purchaser has delivered to Seller true, correct and complete copies of Purchaser’s governing or organizational documents and all amendments thereto through the date hereof.

Purchaser has full power and authority to enter into this Agreement and all documents contemplated hereunder to be executed by Purchaser, to consummate the transactions contemplated hereby and thereby and to fulfill all of its obligations hereunder and the documents contemplated hereunder to be executed by Purchaser.

(b)                                 Purchaser’s Authorization and Binding Effect.  This Agreement has been, and all documents contemplated hereunder to be executed by Purchaser, when executed and delivered will have been duly authorized by all requisite partnership action on the part of Purchaser, and each is, or will be, upon execution and delivery, as applicable, the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law. None of the execution and delivery of this Agreement or any documents contemplated hereunder to be executed by Purchaser or the performance of the obligations of Purchaser, hereunder or thereunder, will result in the violation of any provision of the governing or organizational documents of Purchaser.

(c)                                  Conflicting Agreements and Other Matters.  Neither the execution and delivery of the documents relating to the transactions contemplated herein by Purchaser nor fulfillment of or compliance with the terms and provisions thereof will (i) violate any provision of any law presently in effect having applicability to Purchaser or any of its properties, except such violations as would not reasonably be expected to have a Purchaser Material Adverse Effect, (ii) conflict with or result in a breach of or constitute a default under the governing or organizational documents of Purchaser, (iii) require any consent, approval or notice under, or conflict with or result in a breach of, constitute a default or accelerate any right under, any note, bond, mortgage, license, indenture or loan or credit agreement, or any other agreement or instrument, to which Purchaser is a party or by which any of its respective properties is bound, except such consents, approvals, notices, conflicts, breaches, defaults or acceleration as would not reasonably be expected to have a Purchaser Material Adverse Effect or impair in any material respect Purchaser’s ability to consummate the transactions contemplated herein or (iv) result in, or require the creation or imposition of, any lien upon or with respect to any of the real properties now owned or hereafter acquired by Purchaser. In addition, no facts or circumstances exist that, individually or in the aggregate, could reasonably be expected to impair in any material respect Purchaser’s ability to consummate, or interfere with the consummation of, the transactions contemplated herein.

(d)                                 Litigation; Proceeding, Etc.  There is no action, suit, notice of violation, proceeding or investigation pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its respective properties before or by any Governmental Authority which (i) challenges the legality, validity or enforceability of the transactions contemplated herein or of any of the documents relating to the transactions contemplated herein or (ii) would (individually or in the aggregate) reasonably be expected to have a Purchaser Material Adverse Effect or (iii) would (individually or in the aggregate) impair the ability of Purchaser to perform fully on a timely basis any obligations that it has under any of the documents relating to the transactions contemplated herein.

(e)                                  No Default or Violation.  Purchaser has not received written notice that it is (i) in default under or in violation of any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound, except such defaults or violations as would not reasonably be expected to have a Purchaser Material Adverse Effect, (ii) in violation of any order of any Governmental Authority, which would reasonably be expected to have a Purchaser Material Adverse Effect or (iii) in violation of any law or regulation, which would reasonably be expected to (A) adversely affect the legality, validity or enforceability of the documents relating to the transactions contemplated herein, (B) have a Purchaser Material Adverse Effect or (C) impair Purchaser’s ability or obligation to perform fully on a timely basis any obligation that it has under any of the documents relating to the transactions contemplated herein.

(f)                                    Governmental Consents, Etc.  Except as expressly set forth herein and assuming the accuracy of the representations and warranties of, and the performance of the agreements of, Seller sets forth herein, no authorization, consent, approval, waiver, license, qualification or formal exemption from, nor any filing, declaration, qualification or registration with or notice to any Governmental Authority is required by Purchaser in connection with the execution, delivery or performance by Purchaser of this Agreement (other than a current report  on Form 8-K which Purchaser or any of its respective Affiliates must file with the Securities and Exchange Commission as a result of this Agreement and the transactions contemplated hereby). At the Closing Date, Purchaser will have made all then required filings and given all then required notices to Governmental Authorities and obtained all then necessary registrations, declarations, approvals, orders, consents, qualifications, franchises, certificates, permits and authorizations from any Governmental Authorities, required by it to own or lease its properties and to conduct its businesses as currently owned, leased or conducted, except where failure to do so would not reasonably be expected to have a Purchaser Material Adverse Effect. At the Closing Date, all such registrations, declarations, approvals, orders, consents, qualifications, franchises, certificates, permits and authorizations, which, if not filed, given notice of or obtained would reasonably be expected to have a Purchaser Material Adverse Effect or to impair the ability of Purchaser to timely consummate the transactions contemplated herein, will have been filed, notified or obtained and, to the extent applicable, will be in full force and effect.

(g)                                 Compliance with Laws.  Purchaser is not in, and has not received written notice of, violation of or default with respect to any law, regulation, order or decree of any Governmental Authority, court order, decision, ruling, order or award of any arbitrator applicable to it or its business, properties or operations, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect or impair the ability of Purchaser to timely consummate the transactions contemplated herein.

(h)                                 Certain Actions by Purchaser.  Purchaser has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by such entity’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of such entity’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of such entity’s assets, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension, or composition to its creditors generally.

(i)                                     Purchaser’s Knowledge.  As used in this Agreement, the words “to the knowledge of Purchaser”, “to Purchaser’s knowledge”, and other words of similar tenor mean, subject to Section 8.3(b), the current, actual knowledge of the following designees of Purchaser (each, a “Purchaser Knowledge Party”), without having made a review of files or other inquiry: Greg Neeb or Mark Dorigan.  Anything herein to the contrary notwithstanding, no such designee shall have any personal liability or obligation whatsoever with respect to any of the matters set forth in this Agreement and any other agreements, documents or instruments related thereto or contemplated hereunder or thereunder or any of the representations made by Purchaser being or becoming untrue, inaccurate or incomplete in any respect.

(j)                                     Purchaser’s Acknowledgment.  Purchaser fully understands the nature and significance of the transactions provided for in this Agreement and the limitations provided in Section 8.7 and elsewhere herein.

8.2                                 Representations and Warranties of Seller.  In order to induce Purchaser and its Affiliates to carry out the transactions contemplated by this Agreement, each Seller represents and warrants to and agrees with Purchaser, as follows:

(a)                                  Organization, Good Standing and Authority.

(i)                                     Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business in all jurisdictions where such qualification is necessary to carry on its business as is now conducted, except where the failure to be so qualified would not have a material adverse effect on the ability of such Seller to fulfill its obligations under this Agreement or under any document contemplated hereunder to be executed by it or to perform any of its obligations hereunder or thereunder.

(ii)                                  Each Seller has full power and authority to enter into this Agreement and all documents contemplated hereunder to be executed by such Seller, to consummate the transactions contemplated hereby and thereby and to fulfill all of its obligations hereunder and the documents contemplated hereunder to be executed by such Seller.

(iii)                               The execution, delivery, and performance by each Seller of this Agreement and the other documents contemplated hereunder and the consummation of the transactions contemplated hereby and thereby will not (A) conflict with or result in a breach of or constitute a default under any provision of the governing or organizational documents of such Seller, (B) require such Seller to obtain any authorization, consent, approval, waiver, license, qualification or formal exemption from, or make any filing, redemption, qualification or registration with or give any notice to, any Governmental Authority or any other Person, other than consent requirements described in the Seller Due Diligence Materials (the “Third Party Consents”), (C) conflict with, result in the breach of or constitute a default or accelerate any right under any lease, note, bond, mortgage, license, indenture or loan or credit agreement or other binding agreement to which such Seller is a party or by which such Seller or a Property Owner or Property may be bound, (D) violate any order or decree of any court, arbitrator or other Governmental Authority against or binding upon such Seller or a Property Owner or Property, (E) violate any law or regulation of any Governmental Authority to which such Seller or a Property is subject or (F) result in, or require the creation or imposition of, any Encumbrance upon or with respect to a Property, other than as expressly contemplated herein; except, in the case of the preceding clauses (B), (C), (D) and (E), where the failure to obtain a consent, approval or action or where the occurrence of such a conflict, breach, default, acceleration or violation, individually or in the aggregate, would not have a material adverse effect on the assets, results of operations, operations or financial condition of such Seller or any of the SRH Entities or Property and/or the value of a Property (a “Seller Material Adverse Effect”) or impair or interfere in any material respect with the consummation of the transactions contemplated herein. In addition, no facts or circumstances exist that, individually or in the aggregate, could reasonably be expected to impair in any material respect Seller’s ability to consummate, or interfere with the consummation of, the transactions contemplated herein.

(iv)                              For federal income tax purposes, each Property Owner is properly classified as a “partnership” and is not treated as a corporation or an association taxable as a corporation.

(v)                                 Each Property Owner was organized solely for the purpose of owning and operating its applicable Property and at all times since its formation has not engaged in any material business or owned any material asset other than its Property and assets related thereto (including, without limitation, cash and cash equivalent, receivables and of a supplies and equipment), has maintained its financial statements and accounting records separate from any other person and has held and identified itself as a separate and distinct entity under its own name and not as a divisions or part of any other person or entity.  No Property Owner owns stock or any other equity interest or security in any other person or entity including, without limitation, loans to employees or tenants, but not including receivables arising in the ordinary course of business.

(b)                                 Seller’s Authorization and Binding Effect.  This Agreement has been, and all documents contemplated hereunder to be executed by each Seller, when executed and delivered will have been duly authorized by all requisite partnership or corporate action on the part of such Seller, and each is, or will be, upon execution and delivery, as applicable, the valid and legally binding obligation of such Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law. None of the execution and delivery of this Agreement or any documents contemplated hereunder to be executed by Seller or the performance of the obligations of Seller, hereunder or thereunder, will result in the violation of any provision of the governing or organizational documents of Seller.

(c)                                  Title to Transferred Interests.  Each of the Transferred Interests has been duly authorized and validly issued in accordance with the constituent organizational documents of the applicable SRH Entity (such organization documents, collectively the “SRH Organizational Documents”) and applicable law and the Sellers own the Transferred Interests free and clear of any Encumbrance or other adverse claim (other than rights of others as set forth in the applicable SRH Organizational Documents).  Seller has not pledged any of the Transferred Interests to any other Person.

(d)                                 SRH Organizational Documents.  The Seller Due Diligence Materials include true, correct and complete copies of the SRH Organizational Documents in force and effect on the date hereof.

(e)                                  Condemnation.  As of the date of this Agreement, to the knowledge of Seller, no Governmental Authority is conducting or has threatened any proceeding to condemn or take by power of eminent domain all or any portion of the Properties.

(f)                                    Purchase Options.  Other than as set forth in the Seller Due Diligence Materials, no Property Owner has granted any option or right of first refusal to any Person to acquire any interest in its Property, other than as a tenant thereof, that is or will be effective after the Closing Date.

(g)                                 Insolvency.  There is not pending any proceeding before any Governmental Authority seeking reorganization, liquidation or dissolution of Seller or of any Property Owner under any law relating to bankruptcy, insolvency, reorganization or relief of debtors.

(h)                                 Leasing Commissions.  Except (i) as set forth in the Seller Due Diligence Materials and (ii) as set forth in Section 5.1(a)(ix), to Seller’s knowledge, no leasing commission is now or will after Closing become due or owing by a Property Owner in connection with any of the Underwritten Leases, including, in connection with any renewals or extension of the terms thereof.

(i)                                     No Violations.  Except as set forth in the Seller Due Diligence Materials, neither Seller nor any Property Owner has received any written notice from any Governmental Authority that any Property or the current use, occupation and condition thereof is in violation of any applicable law (other than Environmental Laws, as defined below).

(j)                                     Environmental.  Except as set forth in the Seller Due Diligence Materials, Seller has no environmental reports or other environmental materials relating to the Properties and has received no written notice that a Property is in material violation of any Environmental Laws.  “Environmental Laws” means all federal, state, local and foreign  environmental laws, statutes, rules, regulations, codes, orders, judgments, writs, injunctions and decrees and any notices or demands issued or  promulgated thereunder, including laws relating to emissions, discharge, release or threatened release of hazardous substances or wastes into the environment or otherwise relating to the manufacture, disposal, or handling of hazardous substances or wastes. Notwithstanding any other representations or warranties in Section 8.2, the representation contained in this Section 8.2(g) constitutes the sole representation of Seller with respect to any violations of Environmental Law.

(k)                                  Leases.  The Seller Due Diligence Materials include true, correct and complete copies of all the Leases and guarantees in effect as of the date hereof and all amendments and supplements thereto (provided that Seller shall not be deemed to be in breach of this representation and warranty solely because the Seller Due Diligence Materials fail to include one or more amendments, supplements or side letters to a Lease if the cumulative effect thereof does not materially modify the Lease in question). To the knowledge of Seller, (i) the Leases are in full force and effect, (ii) except as set forth in the Seller Due Diligence Materials, through July 31, 2004, neither Seller nor any Property Owner received from any tenant any written notice claiming any material default by the landlord under its Lease that remains uncured on the date hereof and (iii) except as set forth in the Seller Due Diligence Materials, from June 1, 2004, through July 31, 2004, Property Owners have not delivered a notice of default to any tenant under a Lease that remains uncured on the date hereof.

(l)                                     Rent Rolls/Tenant Delinquencies.  The rent rolls for the Properties attached hereto as part of Schedule 8.2(l)-1 (the “Rent Rolls”) accurately identify the tenant, fixed monthly rents (the “Fixed Rent”) payable by tenants and occupants (including former tenants and occupants) of each  Property, the current Lease term, the approximate square footage for each Lease at each Property as of the date of such Rent Roll. Purchaser acknowledges, however, that the Rent Roll may not list (and to the extent the Rent Roll does not list, Seller makes no representation with respect to) subleases, concessions or license agreements that may have been entered into by tenants, or leases, licenses or concession agreements, including such arrangements relating to kiosks and pushcarts, (such short-term arrangements, “Temporary Tenancies”) that have terms not greater than one (1) year or are terminable by the landlord without penalty upon not more than sixty (60) days’ notice.  Attached hereto as Schedule 8.2(l)-2 is a list of tenants that are delinquent in rental obligations and the amounts of any such delinquencies; provided that Purchaser acknowledges that Seller is not making a representation as to the accuracy of such list, but merely that such list is based upon records kept in the ordinary course of business by Seller or Seller’s current property manager.

(m)                               Tenant Improvement Obligations.  Except (i) as set forth in the Seller Due Diligence Materials and (ii) as set forth in Section 5.1(a)(ix), to Seller’s knowledge, no tenant improvement obligation is due and owing as of the date of this Agreement with respect to any Lease.

(n)                                 Loan Documents.  The Seller Due Diligence Materials include copies of all material documents evidencing or governing the Assumed Mortgage Debt (and the Satisfied Mortgage Debt), and, to Seller’s knowledge, as of the date hereof, the applicable borrower (and, if applicable, the Property Owner that has guaranteed such borrower’s obligations) is not in breach or default in any material respect thereunder.

(o)                                 Ground Lease.  The Seller Due Diligence Materials include a true, correct and complete copy of the Ground Lease as in effect through the date hereof.  To Seller’s knowledge, as of the date of this Agreement, the Ground Lease is in full force and effect.  To Seller’s knowledge, as of the date hereof, none of the parties to the Ground Lease is in breach or default in any material respect thereunder, which breach or default remains uncured.

(p)                                 REA Documents.  The Seller Due Diligence Materials include true, correct and complete copies of all REA Documents in effect as of the date hereof.  To Seller’s knowledge, the REA Documents are in full force and effect and as of the date hereof, no party to an REA Document is in breach or default in any material respect thereunder, which breach or default remains uncured.

(q)                                 Property Owners Financial Condition.  To Seller’s knowledge, the financial statements of the Property Owners referred to on Schedule 8.2(q) (the “Property Owner Financial Statements” (copies of which are included in the Seller Due Diligence Materials) fairly present in all material respects the financial position and results of operations of the applicable Property Owner as of the dates thereof and for the periods covered thereby, are consistent with such Property Owner’s books and records and there has been no material and adverse change to the business, financial condition or results of operations of all of the Property Owners in the aggregate since the date of such financial statements.  None of the Property Owners has any material liabilities, contingent or otherwise, of the nature required by GAAP to be show on a balance sheet other than liabilities included (i) in such Property Owner Financial Statements, (ii) incurred by such Property Owner since the date of said financial statements in the ordinary course of its business, consistent with past practice and (iii) liabilities which will be reflected or reserved against on the Estimated Closing Balance Sheet or on the Closing Balance Sheet in the liabilities sections of such balance sheets.  Since the date of each Property Owner’s Financial Statements, such Property Owner has not distributed any assets to its members, whether by way of a redemption, return of capital or other distribution, other than distributions of available cash in the ordinary course of business and in a manner consistent with past practice.

(r)                                    Additional Matters Relating to Property Owners.

(i)                                     Except as set forth on Schedule 8.2(r)(i), each of the SRH Entities is a limited liability company, partnership or corporation duly organized, validly existing and in good standing under the laws of the state in which such entity was formed, and each such entity is duly qualified to do business in all jurisdictions where such qualification is necessary to carry on its business as is now conducted.

(ii)                                  The execution, delivery, and performance by Seller of this Agreement and the other documents contemplated hereunder and the consummation of the transactions contemplated hereby and thereby will not (A) conflict with or result in a breach of or constitute a default under any provision of the governing or organizational documents of any of the SRH Entities, (B) require any of the SRH Entities to obtain any authorization, consent, approval, waiver, license, qualification or formal exemption from, or make any filing, redemption, qualification or registration with or give any notice to, any Governmental Authority or any other Person, other than the Lender Consents (and any lender consents required by Section 4.7, if any) or any Third Party Consent, (C) conflict with, result in the breach of or constitute a default or accelerate any right under any lease, note, bond, mortgage, license, indenture or loan or credit agreement or other binding agreement to which any of the SRH Entities is a party or by which any of the SRH Entities may be bound, (D) violate any order or decree of any court, arbitrator or other Governmental Authority against or binding upon any of the SRH Entities or any Property, (E) result in, or require the creation or imposition of, any Encumbrance upon or with respect to any Property, other than as expressly contemplated herein; except, in the case of the preceding clauses (B), (C), and (D), where the failure to obtain a consent, approval or action or where the occurrence of such a conflict, breach, default, acceleration or violation, individually or in the aggregate, would not have a Seller Material Adverse Effect.

(iii)                               To Seller’s knowledge, none of the SRH Entities have received written notice that such entity is in breach of, or default under, any material contract or other agreement to which it is a party which breach or default has not subsequently been cured or waived, other than such breaches or defaults, if any, as when considered individually or in the aggregate could not reasonably be expected to result in a Seller Material Adverse Effect.

(iv)                              To Seller’s knowledge, none of the SRH Entities have received any written notice from any Governmental Authority that it is in violation of any applicable law, rule, regulation, order, judgment or decree applicable to it, other than violations that, individually or in the aggregate, could not reasonably be expected to have a Seller Material Adverse Effect.

(v)                                 None of the SRH Entities have been dissolved or liquidated, (nor, to Seller’s knowledge, is there currently a condition that could result in a dissolution or liquidation) there is not pending before any Governmental Authority any legal action or proceeding seeking reorganization, liquidation or dissolution of any of the SRH Entities.

(vi)                              To Seller’s knowledge, each of the SRH Entities have filed all federal and state income tax returns and any other tax returns required to be filed by it within the time allotted therefore (taking into account any available extensions), such returns, when filed, were accurate in all material respects and the SRH Entities have paid all taxes owed by such entities in connection with any such tax returns.

(vii)                           To Seller’s knowledge, each Property Owner is a Real Estate Operating Company under the Plan Assets Regulation.  For purposes of this Agreement, “Plan Assets Regulation” means the regulation promulgated under ERISA, 29 C.F.R. § 2510.3-101, which describes generally when investments made by employee benefit plans indirectly through other entities will be treated for certain purposes under ERISA as if they were made by such plans directly in the underlying assets held by such entities, and “Real Estate Operating Company” has the meaning ascribed thereto in the Plan Assets Regulation.

(viii)                        Except as set forth on Schedule 8.2(r)(viii), each Property Owner was formed for the exclusive purpose of developing, owning and managing the Property and related purposes and no Property Owner engages (and has not in the past engaged) in any business or activity other than the development, ownership or management of its Property and related activities.

(ix)                                None of the SRH Entities nor any of their Affiliates have received any notice under the Assumed Mortgage Debt (or the Satisfied Mortgage Debt) that the borrower thereunder (or, if applicable, the Property Owner that has guaranteed such borrower’s obligations) is in violation of its organizational document covenants, which violation remains uncured as of the date hereof.

(x)                                   No member of any Property Owner has made a loan to such Property Owner that is outstanding on the date hereof.

(xi)                                There are no pending litigations or other proceedings against any SRH Entities in respect of which such SRH Entities have been served with process or otherwise received written notice except for claims for personal injury, property damage or worker’s compensation for which adequate insurance is available and the insurance carrier has been notified on a timely basis and for which claim such carrier has not denied coverage (subject to any deductible or retention arrangements applicable to the subject insurance policy).

(s)                                  Employees.  None of the SRH Entities now has, nor has ever had, any employees.

(t)                                    Operating Contracts.  All Operating Contracts were entered into in the ordinary course of business with non-Affiliated entities except as set forth in the Seller Due Diligence Materials.  Except as set forth in the Seller Due Diligence Materials, to the knowledge of Seller, no default notices have been given or received under the Operating Contracts, with respect to defaults that remain uncured as of the date hereof.

(u)                                 Litigations.  Except as set forth in the Seller Due Diligence Materials, there are no pending litigations or other proceedings against any Property in respect of which a Property Owner or any of its Affiliates has been served with process or otherwise received written notice except for claims for personal injury, property damage or worker’s compensation for which adequate insurance is available and the insurance carrier has been notified on a timely basis and for which claim such carrier has not denied coverage (subject to any deductible or retention arrangements applicable to the subject insurance policy).  Notwithstanding the foregoing, Sellers shall jointly and severally indemnify, defend and hold Purchaser (and its Affiliates), Newco, Stoneridge, Richmond and Richmond Associates Corp. harmless from and against any liability, damage, loss, cost or expense (including, without limitation, reasonable attorneys’ fees and expenses actually incurred) arising by, though or under the litigations set forth on Schedule 8.2(u), attached hereto and made a part hereof, which obligation shall survive the Closing indefinitely (“Sellers’ Litigation Indemnification”).  Without limiting the foregoing, Sellers’ Litigation Indemnification shall include an indemnification for any claims arising from Sellers’ or its Affiliates’ electricity billing methods and practices at Briarwood, Lakeforest and Marley Station that are substantially the same as the claims made in Farmington CVS, Inc., et al. v. West Farms Mall, LLC, et al., State of Michigan, Circuit Court for the County of Oakland, case no. 02-45081-CK, in any case to the extent that such claim relates to the period prior to the Closing.  In the case of such indemnification, Sellers shall have the right to direct and control the defense of such claim, action or proceeding. Sellers shall, promptly following request from Purchaser, inform Purchaser of material developments in such litigations, which obligation shall survive the Closing.

(v)                                 Taxes.  True, correct and complete copies of the current real estate tax bills with respect to each Property are included in the Seller Due Diligence Materials.  Except as disclosed therein, to Seller’s knowledge, there are no tax abatements or exemptions affecting any Property and, to Seller’s knowledge, there are currently no pending real estate tax protest proceedings with respect to any Property.

(w)                               Ownership of Property and Outparcels.  No Property Owner nor any Affiliates of any Property Owner own or have any interest in any real property abutting, adjoining or in the immediate vicinity of any Property.

(x)                                   Capitalization.  The capitalization of each SRH Entity is set forth on Schedule 8.2(x).  As a result of the transaction contemplated hereby, (i) Newco will own all outstanding interests in the SRH Entities directly or indirectly (other than Richmond, Richmond Associates Corp. and Stoneridge) and (ii) except for the SRH Entities (to the extent that the same cannot be converted into limited liability companies pursuant to Section 1.1(e)), to the extent applicable, Newco, Richmond, Richmond Associates Corp. or Stoneridge will not own, directly or indirectly, any stock of any corporations.  As of the date hereof except as listed on Schedule 8.2(x), no SRH Entity has any outstanding securities convertible into or exchangeable for its membership or partnership interests or stock, as applicable, or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its membership or partnership interests or stock, as applicable, or to Seller’s knowledge, any other agreements which could obligate Seller to transfer any of its ownership interests in any SRH Entity or to issue or sell additional membership or partnership interests or stock in any SRH Entity.

(y)                                 The Kaufman Parcel and High Parcel (each as defined below) continue to be demised to Columbus pursuant to that certain First Amended and Restated Lease Agreement dated the 10th day of December 1985 among City of Columbus. Ohio, a municipal corporation duly organized under the state of Ohio (“City”) and Capitol South Community Urban Redevelopment Corporation, an Ohio corporation qualified as provided in Chapter 1728 of the Ohio Revised Code (“Capitol”) (City and Capitol together are the  “Lessor”) and  TL-Columbus Associates (formerly known as TL-Troy Associates) a Michigan general partnership as amended by that certain First Amendment to First Amended and Restated Lease Agreement between City and Capitol (Lessor) and Troy (Developer/Lessee) dated February 23, 1989; as further amended by that certain Second Amendment to First Amended and Restated Lease Agreement dated July 1, 1989 by and between City and Capitol (Lessor) and Troy (Developer/Lessee) as further amended by that certain Third Amendment to First Amended and Restated Lease Agreement dated April 17, 1990 by and between City and Capitol (Lessor) and Columbus successor to Troy (Developer/Lessee) as further amended by that certain Fourth Amendment to First Amended and Restated Lease Agreement dated November 20, 1992, by and between City and Capitol (Lessor) and Troy (Developer/Lessee) and as further amended by that certain Fifth Amendment to First Amended and Restated Lease Agreement dated December 3, 1996, by and between City and Capitol (Lessor) and Troy (Developer/Lessee) (the “Troy Sublease”).  For the purposes of this Section 8.2(y), the “Kaufman Parcel” shall mean that parcel of land situated in the State of Ohio, County of Franklin, City of Columbus, being a 1.2933 acre tract of land, and being all of Inlots No. 417, 418, 419, 420 part of Inlot No. 421, portions of Rich Street (82.50 feet in width), Third Street (82.50 feet in width), and vacated 33.00 foot wide Walnut Street, vacated by Columbus City Council, Ordinance no. 24739 dated July 26, 1989 all of the above as designated and delineated upon the Town Plat of Columbus, in Deed Book “F”, Page 332 of record (at all further reference to Deed Book or Official Record Volume) at the Franklin County, Ohio recorder’s office, aforesaid 1.2933 acres and the “High Parcel” shall mean that parcel of land situated in the State of Ohio, County of Franklin, City of Columbus, being a 0.7235 acre tract of land, and being all of Inlot Nos. 344, 345 and part of 343, a portion of Walnut Street (33.00 feet in width) all being shown for record on the Town Plat of Columbus, in Deed Book “F”, Page 332 of record at the Franklin County, Ohio recorder’s office (aforesaid Walnut Street is vacated by ordinance of Columbus City Council).  This representation shall survive the Closing indefinitely, but only until such time as the Title Company includes the Kaufman Parcel and High Parcel as part of the insured property under the Title Policy for the Property known as Columbus City Center.

(z)                                   That certain Lease Agreement dated February 23, 1989 by and among the City, Capitol (Lessor is Capitol South and, if applicable, the City) and Columbus as amended by that certain First Amendment to Lease Agreement dated April 10, 1991 and as further amended by that certain Letter dated February 23, 1989 from Columbus to Capitol (regarding definition of “Bar” in prohibited use section) (the “Centrum Sublease”) is in full force and effect and continues to demise to Columbus that 0.9418 acres Parcel of land situated in the State of Ohio, County of Franklin, City of Columbus, Section 5, Township 5, Range 22, Refugee Lands, and as

more specifically described on Exhibit AA of the title commitment for Columbus City Center attached hereto as part of Exhibit D (the “Centrum Parcel”).  This representation shall survive the Closing indefinitely, but only until such time as the Title Company includes the Centrum Parcel as part of the insured property under the Title Policy for the Property known as Columbus City Center.

(aa)                            All obligations of borrower and guarantors under that certain loan evidenced by that certain Open-End Leasehold Mortgage and Security Agreement dated as of December 10, 1985 delivered by Columbus to the City (the “UDAG Loan”) have been satisfied and released.  This representation shall survive the Closing indefinitely.  Notwithstanding the foregoing, the provisions of this Section 8.2(aa) shall be null and void and of no further force and effect at such time as Sellers produce evidence reasonably satisfactory to Purchaser that the UDAG Loan has been satisfied in full.

(bb)                          All obligations of borrowers and guarantors under the indebtedness secured by those certain Uniform Commercial Code Financing Statements (i) recorded August 13, 1999, as instruments No. 199908130206763, Real Estate Records, and No. 199908130206764, UCC Records, Office of the Recorder, Franklin County, Ohio, (ii) UCC from TL-Columbus Associates LLC (Debtor) filed with the Ohio Secretary of State on August 17, 1999 as File # AP0169196, (iii) UCC from Lakeforest Associates LLC (Debtor) filed with the Maryland Department of Assessments and Taxation on September 19, 1999 as Original lien Number 0000000181020361 at Liber U00077, Folio 0009 and (iv) UCC from TKL – East, LLC (Debtor) filed with Anne Arundel County, Maryland on August 18, 1999 at Book 9364, Page 150, in each case with respect to the GMPT Commercial Mortgage Backed Securities 1999-C1 Financing (the “1999-C1 Financing”) have been satisfied and released.  This representation shall survive the Closing indefinitely.  Notwithstanding the foregoing, the provisions of this Section 8.2(bb) shall be null and void and of no further force and effect at such time as Sellers produce evidence reasonably satisfactory to Purchaser that the 1999 C-1 Financing has been satisfied in full.

(cc)                            Seller’s Knowledge.  As used in this Agreement, the words “to the knowledge of Seller”, “to Seller’s knowledge”, and other words of similar tenor mean only the current, actual, conscious (and not constructive, imputed or implied) knowledge of the following designees of each Seller (each, a “Seller Knowledge Party”), without having made a review of files or other inquiry:  Ronald M. Pastore.  Anything herein to the contrary notwithstanding, no such designee shall have any personal liability or obligation whatsoever with respect to any of the matters set forth in this Agreement and any other agreements, documents or instruments related thereto or contemplated hereunder or thereunder or any of the representations made by a Seller being or becoming untrue, inaccurate or incomplete in any respect.

8.3                                 General Provisions.

(a)                                  Pre-Closing Breaches.  Seller and Purchaser shall each have the right from time to time on or prior to the Closing by written notice to the other party to give notice as to qualifications or modifications to Seller’s representations and warranties in Section 8.2 to reflect changes in facts or as to any inaccuracies therein.  In the event that any such qualification or modification reasonably results in an impairment to the value of the Properties as currently used or any increased liability or risk of loss to any owner (or prospective owner) of the Properties (such reductions and costs collectively, “Pre-Closing Loss”), then such qualification or modification shall be known as a “Pre-Closing Breach” (and collectively “Pre-Closing Breaches”).  In the event that on or prior to the Closing, either party notifies the other party of a Pre-Closing Breach, then the following provisions shall govern:

(i)                                     In the event that (A) 50% of the Pre-Closing Loss (but calculated as 49.9% with respect to any Pre-Closing Loss related to Hilltop and Stoneridge) is less than or equal to Twenty Two Million Five Hundred Thousand Dollars ($22,500,000) with respect to Pre-Closing Breaches of the representations contained in Sections 8.2(a)(iv), 8.2(a)(v), 8.2(c), 8.2(d), 8.2(n), 8.2(q), 8.2(r), 8.2(s), 8.2(v) and 8.2(x), (B) 50% of the Pre-Closing Loss (but calculated as 49.9% with respect to any Pre-Closing Loss related to Hilltop and Stoneridge) is less than or equal to Twelve Million Five Hundred Thousand Dollars ($12,500,000) with respect to Pre-Closing Breaches of the remaining representations of Seller in Section 8.2 and (C) 50% of the Pre-Closing Loss (but calculated as 49.9% with respect to any Pre-Closing Loss related to Hilltop and Stoneridge) applicable to each Property is less than or equal to Two Million Dollars ($2,000,000) for each such applicable Property (with respect to breaches of Seller’s representations other than Sections 8.2(a)(iv), 8.2(a)(v), 8.2(c), 8.2(d), 8.2(q), 8.2(r), 8.2(s), 8.2(v) and 8.2(x)), then the parties shall proceed to the Closing and shall cooperate in good faith to determine the actual Pre-Closing Loss.  At Closing, Purchaser shall receive a credit against the Cash Consideration for 50% of the Pre-Closing Loss (but calculated as 49.9% with respect to any Pre-Closing Loss related to Hilltop and Stoneridge), but only to the extent that 50% of the Pre-Closing Loss (but calculated as 49.9% with respect to any Pre-Closing Loss related to Hilltop and Stoneridge) exceeds Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Pre-Closing Threshold Amount”).

(ii)                                  In the event that by the Closing, the parties cannot agree upon the Pre-Closing Loss, then the Closing shall nevertheless occur with Purchaser getting a credit for 50% of the undisputed amount of any Pre-Closing Loss (but calculated as 49.9% with respect to any Pre-Closing Loss related to Hilltop and Stoneridge) in excess of the Pre-Closing Threshold Amount, if any, and within three (3) Business Days of the Closing, the dispute shall be submitted to the Approved Accountant.  Each of Seller and Purchaser shall use its commercially reasonable efforts to cause the Approved Accountant to resolve such disagreement as soon as practicable, but in any event within sixty (60) days after submission of the disputes to the Approved Accountant.  The resolution of such disagreements and the determination of such Pre-Closing Loss, if any, shall be final and binding on Seller and Purchaser.  Seller shall pay to Purchaser 50% of any disputed Pre-Closing Loss (but calculated as 49.9% with respect to any Pre-Closing Loss related to Hilltop and Stoneridge) in excess of the Pre-Closing Threshold Amount owing to Purchaser within three (3) Business Days after the final determination of the Approved Accountant, subject to any applicable caps contained herein.

(iii)                               The Approved Accountant will determine the allocation of its costs and expenses in determining the Pre-Closing Loss using the same method as the Approved Accountant  uses pursuant to Section 5.1(d)(iii).

(iv)                              In the event that (A) 50% of the Pre-Closing Loss (but calculated as 49.9% with respect to any Pre-Closing Loss related to Hilltop and Stoneridge) is greater than

Twenty Two Million Five Hundred Thousand Dollars ($22,500,000) with respect to Pre-Closing Breaches of the representations contained in Sections 8.2(a)(iv), 8.2(a)(v), 8.2(c), 8.2(d), 8.2(q), 8.2(r), 8.2(s), 8.2(v) and 8.2(x), (B) 50% of the Pre-Closing Loss (but calculated as 49.9% with respect to any Pre-Closing Loss related to Hilltop and Stoneridge) is greater than Twelve Million Five Hundred Thousand Dollars ($12,500,000) with respect to Pre-Closing Breaches of the remaining representations of Seller in Section 8.2 or (C) 50% of the Pre-Closing Loss (but calculated as 49.9% with respect to any Pre-Closing Loss related to Hilltop and Stoneridge) applicable to any Property is greater than Two Million Dollars ($2,000,000) for such Property (with respect to breaches of Seller’s representations other than Sections 8.2(a)(iv), 8.2(a)(v), 8.2(c), 8.2(d), 8.2(q), 8.2(r), 8.2(s), 8.2(v) and 8.2(x), then either party shall have the right to terminate this Agreement, in which case the Deposit shall promptly be returned to Purchaser and thereafter the parties shall have no further rights or obligations under this Agreement except those which expressly survive termination of this Agreement; provided that notwithstanding the foregoing, in the event of (A), (B) and/or (C) above, Purchaser shall have the right to cause the Closing to occur by waiving any claims above such caps and receiving a credit at Closing for 50% of the undisputed amount of any Pre-Closing Loss (but calculated as 49.9% with respect to any Pre-Closing Loss related to Hilltop and Stoneridge) in excess of the Pre-Closing Threshold Amount, if any, and within three (3) Business Days of the Closing, the dispute shall be submitted to the Approved Accountant.  Each of Seller and Purchaser shall use its reasonable best efforts to cause the Approved Accountant to resolve such disagreement as soon as practicable, but in any event within sixty (60) days after submission of the disputes to the Approved Accountant.  The resolution of such disagreements and the determination of such Pre-Closing Loss, if any, shall be final and binding on Seller and Purchaser.  Seller shall pay to Purchaser 50%  of any disputed Pre-Closing Loss (but 49.9% with respect to any Pre-Closing Loss related to Hilltop and Stoneridge) in excess of the Pre-Closing Threshold Amount owing to Purchaser within three (3) Business Days after the final determination of the Approved Accountant.  The Approved Accountant will determine the allocation of its costs and expenses in determining the Pre-Closing Loss using the same method as the Approved Accountant  uses pursuant to Section 5.1(d)(iii).

(v)                                 Intentionally Omitted

(vi)                              Any Pre-Closing Loss, regardless of whether Purchaser receives a closing credit pursuant to the provisions of this Section 8.3(a), shall be deemed to reduce the Pre-Closing Threshold Amount for the purposes of Section 9.3 and therefore the Post-Closing Threshold Amount, as more particularly described in Section 9.3.

(b)                                 Seller’s Representations Deemed Modified.  To the extent that Purchaser receives notice in writing or any Purchaser Knowledge Party knows at or prior to the Closing that there are Pre-Closing Breaches and Purchaser does not give notice to Seller of such Pre-Closing Breaches on or prior to the Closing, such representations and warranties shall be deemed modified to reflect Purchaser’s knowledge and no Seller shall have any post-Closing liability in connection with this Agreement by reason of any such Pre-Closing Breach. For purposes of the Agreement, Purchaser shall be deemed to know that a representation or warranty is untrue, incorrect or inaccurate if and to the extent that this Agreement, any Exhibit or Schedule attached hereto, any Estoppel Certificate delivered to Purchaser, any matter disclosed in any of the Seller Due Diligence Materials or any other documents or materials provided by or on behalf of each

Seller or its Affiliates to Purchaser prior to Closing, or any study, test, report or analysis delivered to or prepared by or for Purchaser or any of its employees, agents, representatives or attorneys (collectively, the “Purchaser’s Representatives”) or otherwise obtained by Purchaser or Purchaser’s Representatives contains information that qualifies or conflicts with Seller’s assertions in such representation or warranty. As used herein, “Seller Due Diligence Materials” means all documents provided by or on behalf of each Seller or otherwise made available to Purchaser (i) pursuant to that certain Super Regional Mall Portfolio due diligence website located at http://66.45.42.20/invite/5E6-00-27244 (the “Data Room WebSite”) as of August 13, 2004, (ii) the materials listed on Schedule 8.3(b) made available to Purchaser (or its representatives) at the corporate office of the existing Property manager located in Bloomfield Hills, Michigan and the tenant correspondence files made available to Purchaser at such office for the tenants listed on the Rent Rolls, and (iii) pursuant to this Agreement, in each case together with any copies or reproductions or materials, or any summaries, abstracts, compilations or other analysis made by Purchaser based on the information in such documents or materials.

(c)                                  Purchaser’s Right to Amend Representations.  Purchaser shall have the right from time to time prior to the Closing by notice to Seller and without liability therefor, to amend or supplement its qualifications to the representations and warranties in  Section 8.1, by amendment of the Schedules hereto or otherwise, to reflect changes in facts or circumstances or to correct any inaccuracies; provided, however, that any such amendment or supplement, taken alone or together with any or all other amendments or supplements, if sufficiently adverse to Seller, may constitute the nonfulfillment of the condition set forth in Section 7.2(c).

(d)                                 Purchaser’s Representations Deemed Modified.  To the extent that Seller receives notice in writing or any Seller Knowledge Party actually knows at or prior to the Closing that any of Purchaser’s representations and warranties that are required to be made on such Closing Date are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Seller’s knowledge.  Purchaser shall not have any liability in connection with this Agreement by reason of any inaccuracy of a representation or warranty if and to the extent that such inaccuracy has been identified by Purchaser to Seller in writing or otherwise is known or deemed known by Seller at the time of the Closing and Seller elects, nevertheless, to consummate such Closing.

8.4                                 Notice of Breach; Seller’s Right to Cure.  If, after the date hereof and prior to the Closing, a Purchaser Knowledge Party actually knows that any of the representations or warranties made herein by either Seller and required to be made again by Seller at such Closing is untrue, inaccurate or incorrect in any material respect (other than as a result of receipt of written notice thereof from Seller pursuant to the requirement of the next sentence), Purchaser covenants that it will give Seller written notice thereof promptly after obtaining such knowledge. If, at or prior to the Closing, a Seller Knowledge Party actually knows that any of the representations or warranties made by Seller herein and required to be made by either Seller again at such Closing are untrue, inaccurate or incorrect in any material respect, such Seller agrees to give Purchaser prompt written notice thereof.  Each Seller will have the right to cure or correct the underlying circumstances as necessary to eliminate the adverse effect on Purchaser of such breaches and/or inaccuracies, so long as it completes the cure in time to permit the Closing to occur in accordance with the terms of this Agreement.

8.5                                 Survival.  The representations and warranties in Sections 8.1 and 8.2 shall only survive the Closing until the first anniversary thereof and are subject to the limitations set forth in Article IX; provided, however, that (x) with respect to each Lease, the representations and warranties in Sections 8.2(k), 8.2(l), 8.2(m), 8.2(o) and 8.2(p) shall only survive until the date that is the earlier of (i) the first anniversary of the Closing and (ii) the date upon which a Clean Estoppel Certificate is delivered with respect to such Lease, (y) with respect to Seller’s representations made in Sections 8.2(a)(iv), 8.2(a)(v), 8.2(c), 8.2(d), 8.2(q), 8.2(r), 8.2(s), 8.2(v) and 8.2(x), the survival period shall be 3 years from the Closing Date and (z) Seller’s representation in Section 8.2(n), shall only survive until the date that is the earlier of (i) the third anniversary of the Closing and (ii) the date upon which a Clean Lender Estoppels is delivered to Purchaser.

8.6                                 No Representations.  (a)  PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT (i) EXCEPT AS SET FORTH HEREIN OR IN ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO, SELLER IS CONTRIBUTING THE TRANSFERRED INTERESTS AND THE PROPERTY “AS IS, WHERE IS AND WITH ALL FAULTS” AND (ii) EXCEPT AS EXPRESSLY SET FORTH HEREIN AND ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO, AS APPLICABLE, NONE OF THE PURCHASER OR ANY OF ITS AFFILIATES OR ANY OTHER PERSON IS RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM EITHER SELLER OR ANY DIRECT OR INDIRECT PARTNER, OFFICER, DIRECTOR, TRUSTEE, MEMBER, EMPLOYEE, AFFILIATE, ATTORNEY, AGENT OR BROKER OF EITHER SELLER, AS TO ANY MATTER CONCERNING THE PROPERTY OR SET FORTH, CONTAINED OR ADDRESSED IN ANY DUE DILIGENCE MATERIALS (INCLUDING, WITHOUT LIMITATION, THE COMPLETENESS THEREOF), INCLUDING, WITHOUT LIMITATION: (i) the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of the Properties or any aspect or portion thereof, including, without limitation, structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage, water and utility systems, facilities and appliances, soils, geology and groundwater, (ii) the dimensions or lot size of the Properties or the square footage of any of the improvements thereon or of any tenant space therein, (iii) the development or income potential, or rights of or relating to, the Properties, or the fitness, suitability, value or adequacy of a Property for any particular purpose, (iv) the zoning or other legal status of any Property, (v) the compliance of any Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any Governmental Authority or of any other person or entity (including, without limitation, the Americans with Disabilities Act of 1990, as amended), (vi) the ability of Purchaser or any of its Affiliates to obtain any necessary governmental approvals, licenses or permits for the use or development of any Property, (vii) the presence, absence, condition or compliance of any Hazardous Materials on, in, under, above or about any Property or any adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements at any Property, or (ix) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the operation of, any Property.  Without limiting the generality of the foregoing, Purchaser expressly acknowledges and agrees that, except as set forth herein or in any other document delivered pursuant hereto, it is not relying on any representation or warranty of either Seller or any direct or indirect partner, member, director, trustee, officer, employee, affiliate, attorney, agent or broker of either Seller, whether implied, presumed or expressly provided, arising by virtue of any statute, regulation or common law right or remedy in favor of any of them. In addition, Purchaser acknowledges and agrees that no property (real, personal or otherwise) owned by any tenant or any other Person is intended to be conveyed hereunder unless said property is described and purported to be conveyed herein. For the purposes of this Agreement, “Person” means any individual, corporation, partnership, association, trust, limited liability company, or other entity or organization.

(b)                                 PURCHASER ACKNOWLEDGES AND AGREES THAT ANY REPORTS OBTAINED BY IT OR ANY OF ITS AFFILIATES ARE THE SOLE RESPONSIBILITY OF PURCHASER, AND, EXCEPT TO THE EXTENT EXPRESSLY REQUIRED PURSUANT TO THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO, NONE OF SELLERS OR ANY OF THEIR AFFILIATES HAS ANY OBLIGATION TO MAKE ANY CHANGES, ALTERATIONS OR REPAIRS TO ANY PROPERTY OR ANY PORTION THEREOF OR TO CURE ANY VIOLATIONS OF LAW OR TO COMPLY WITH THE REQUIREMENTS OF ANY INSURER.  THE PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, OR IN ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO, PURCHASER IS SOLELY RESPONSIBLE FOR OBTAINING, AS IT DEEMS NECESSARY OR APPROPRIATE, ANY APPROVAL OR PERMIT NECESSARY FOR ACCEPTANCE BY IT OF ANY PROPERTY OR INTEREST AND FOR ANY REPAIRS OR ALTERATIONS NECESSARY TO OBTAIN THE SAME, ALL AT PURCHASER’S SOLE COST AND EXPENSE.  This Section 8.6 shall survive the Closing or, if the Closing does not occur, the termination of this Agreement.

8.7                                 Release.  (a)  Without limiting the provisions of Section 8.6, except as expressly set forth herein, Purchaser hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any legal action against, either Seller or its respective Affiliates or any direct or indirect partner, member, trustee, director, shareholder, controlling person, Affiliates officer, attorney, employee, agent or broker of any of the foregoing, and any of their respective heirs, successors, personal representatives and assigns (each, a “Released Entity”, and collectively, the “Released Entities”) with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any action or proceeding brought or threatened or ordered by any Governmental Authority), including, without limitation, attorneys’ and experts’ fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with the Transferred Interests, the Property or any portion thereof (collectively, “Claims”), including, without limitation, the physical, environmental and structural condition of any Property or any law or regulation applicable thereto, or any other matter relating to the use, presence, discharge or release of Hazardous Materials on, under, in, above or about any of the Properties; provided, however, that Purchaser does not waive its rights, if any, or any rights of its successors or assigns or any of their Affiliates or any other Person who may have a right to seek recovery to recover from, or release or discharge or covenant not to bring any action against either Seller for any breach of the representations or warranties set forth in Section 8.2, subject to the limitations and conditions provided in Section 8.4, or any Released Entity for any other indemnity obligations, if any, or breach of its obligations under this Agreement, or any other document delivered pursuant hereto, subject to any limitations on liability set forth herein or therein. In addition, Purchaser hereby forever releases and agrees to defend, indemnify and hold harmless each of the Released Entities from and against any Claims to the extent relating to any Hazardous Materials that may first be placed, located or released on, at, under or from, the Property after the Closing Date (“Purchaser’s Release Indemnity”).

For purposes of this Agreement, the term “Hazardous Materials” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or other material that is hazardous, toxic, ignitable, corrosive, carcinogenic or otherwise presents a risk of danger to human, plant or animal life or the environment or that is defined, determined or identified as such in any federal, state or local law, rule or regulation (whether now existing or hereafter enacted or promulgated) and any judicial or administrative order or judgment, in each case relating to the protection of human health, safety and/or the environment, including, but not limited to, any materials, wastes or substances that are included within the definition of (A) “hazardous waste” in the federal Recourse Conservation and Recovery Act; (B) “hazardous substances” in the federal Comprehensive Environmental Response, Comprehension and Liability Act; (C) “pollutants” in the federal Clean Water Act; (D) “toxic substances” in the federal Toxic Substances Control Act; and (E) “oil or hazardous materials” in the laws or regulations of any state.

(b)                                 In connection with this Section 8.7, Purchaser expressly waives the benefits of any provision or principle of federal or state law or regulation that may limit the scope or effect of the waiver and release provisions of the preceding paragraph.

(c)                                  Nothing in this Section 8.7 or otherwise herein shall be deemed to diminish Seller’s, Newco’s, Richmond’s or Stoneridge’s obligations under the JV Agreement, Stoneridge LLC Agreement or the Richmond LLC Agreement, as applicable and if any.

(d)                                 This Section 8.7 shall indefinitely survive the Closing or, if the Closing does not occur, the termination of this Agreement; provided that Purchaser’s Release Indemnity shall not survive the termination of this Agreement if the Closing does not occur.

8.8                                 Purchaser Acting For its Affiliates.  Purchaser agrees that in making the acknowledgments, releases, waivers and other agreements set forth in Section 8.6 and Section 8.7 it is doing so for itself and also on behalf of each of its Affiliates and any successor or permitted assign of any of the foregoing.  As used herein, “Affiliate” means, with respect to any specified entity any other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified entity.

ARTICLE IX

INDEMNIFICATION

9.1                                 Obligation of Purchaser to Indemnify.  If the Closing occurs, Purchaser agrees to indemnify, defend and hold harmless each Seller and its respective Affiliates from and against all costs, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements but excluding consequential and other indirect damages) imposed upon, incurred by (whether by way of judgment, award, decree, settlement payment or otherwise) or suffered by any of them by reason of any breach or inaccuracy of any representation or warranty of Purchaser contained in Section 8.1, as such representation or warranty may have been modified or deemed modified by Section 8.3(d).  Each Seller acknowledges that the indemnification provisions in this Section 9.1 are the sole and exclusive remedies available to them with respect to any and all claims for indemnification arising pursuant to this Section 9.1.

9.2                                 Obligation of Seller to Indemnify.  If the Closing occurs, Sellers agree to jointly and severally indemnify, defend and hold harmless Purchaser from and against all costs, liabilities, damages and expenses (including, without limitation, reasonable attorneys’ fees and disbursements but excluding consequential and other indirect damages) imposed upon, incurred by (whether by way of judgment, award, decree, settlement payment or otherwise) or suffered by Purchaser by reason of any breach or inaccuracy of any representation or warranty of Seller contained in Section 8.2, as such representation or warranty may have been modified or deemed modified by Section 8.3(b) or in any certificate delivered by Seller pursuant to Section 6.2(d) or 7.1(g).  Purchaser acknowledges that the indemnification and other provisions in this Section 9.2 are the sole and exclusive remedies available to Purchaser with respect to any and all claims for indemnification arising pursuant to this Section 9.2.

9.3                                 Limitations on Recovery.  Notwithstanding anything to the contrary in this Article IX, it is expressly understood and agreed by the parties that Purchaser shall not be entitled to any claim for (i) Seller’s breach of any representation or warranty or (ii) indemnification pursuant to Section 9.2 or under any other indemnification provisions contained in this Agreement, the Interest Assignment or any other instrument or agreement being entered into concurrently herewith or delivered at Closing (other than the JV Agreement, Stoneridge LLC Agreement or the Richmond LLC Agreement) (this Agreement and such other agreements and instruments, collectively, the “Transaction Documents”), (x) with respect to a claim under Section 9.2, if the breach or inaccuracy of representation or warranty in question results from or is based on a condition, state of facts or other matter that was actually known to Purchaser prior to the Closing, subject to Section 8.3, (y) unless the aggregate amount of actual loss to Purchaser in respect of all claims for Seller’s breach of representation or warranty or for indemnification arising pursuant to Section 9.2 and pursuant to the Transaction Documents exceeds the Post-Closing Threshold Amount, in which event Purchaser shall only be entitled to indemnification or damages for amounts, if any, in excess of the Post-Closing Threshold Amount (provided that such Post-Closing Threshold amount shall not apply to Seller’s indemnifications contained in Sections 4.1(k), 5.1(a)(iv)(E), 8.2(u) and 11.1), and (z) unless Purchaser has given Seller written notice of such claim (stating the representation or warranty alleged to have been breached or the indemnification provision of the Transaction Documents pursuant to which recovery is sought, an explanation in reasonable detail of the circumstances giving rise to the claim, and Purchaser’s good faith estimate of the total dollar amount of the harm suffered and likely to be suffered as a result of the alleged breach or claim) on or prior to the first (1st) anniversary (or third (3rd) anniversary, if applicable) of the Closing Date and commenced legal action in a court of competent jurisdiction against Seller within ninety (90) days after such applicable anniversary, it being understood and agreed that neither Seller shall have any further liability under or in respect of such warranties and representations or under the indemnification provisions of the Transaction

Documents after the first anniversary (or third (3rd) anniversary, if applicable) of the Closing Date, except to the extent of any breach or claim of which Purchaser gives Seller written notice on or prior to such first (1st) anniversary (or third (3rd) anniversary, if applicable). Accordingly, after the first (1st) anniversary of the Closing Date (or third (3rd) anniversary, if applicable), each Seller shall be fully discharged and released (without the need for any separate release or other documentation) from any and all liability or obligation to Purchaser or any successor or assign with respect to claims arising out of any of each Seller’s representations and warranties and the indemnification provisions of the Transaction Documents, except solely for those matters that are the subject of a pending notice of claim delivered by Purchaser to Seller on or prior to such date. Any claim that Purchaser may have at any time against either Seller for a breach of any representation or warranty or for indemnity under a Transaction Document, whether known or unknown, with respect to which a notice of claim has been delivered to such Seller within the applicable survival period established above may only be the subject of subsequent litigation brought by Purchaser against such Seller if such litigation is commenced against such Seller within the ninety (90) day period following the applicable anniversary of the Closing Date.  Accordingly, on the 91st day following the first (1st) anniversary (or third (3rd) anniversary, if applicable) of the Closing Date, each Seller shall be fully discharged and released (without the need for separate releases or other documentation) from any liability or obligation to Purchaser and/or its successors and assigns with respect to any claims Purchaser may have against either Seller for a breach of any representation or warranty or for indemnification under a Transaction Document, except solely for those matters that are the subject of a litigation by Purchaser against Seller that is pending on the 91st day after the first anniversary of the Closing Date (or third (3rd) anniversary, if applicable).  The above time limits on notice of claim or breach shall not apply to those obligations and representations of Seller that survive the Closing or earlier termination of this Agreement indefinitely.  As used herein, “Post-Closing Threshold Amount” means Two Million Five Hundred Thousand Dollars ($2,500,000) minus any amounts by which the Pre-Closing Threshold Amount was reduced (or deemed reduced) by reason of Pre-Closing Loss at or prior to Closing (provided that the Post-Closing Threshold Amount shall never be deemed less than zero (0) dollars).  In addition, subject to the immediately succeeding sentence and the proviso in this sentence, in no event shall Seller have any liability whatsoever to Purchaser pursuant to this Agreement and the other Transaction Documents in excess of (x) Ten Million Dollars ($10,000,000) in the aggregate and (y) relating to one particular Property Owner, in excess of Two Million Dollars ($2,000,000) (with respect to breaches of Seller’s representations other than Sections 8.2(a)(iv), 8.2(a)(v), 8.2(c), 8.2(d), 8.2(q), 8.2(r), 8.2(s), 8.2(v) and 8.2(x)), the parties having expressly agreed that Sellers’ maximum liability for any and all claims under this Article IX and the indemnification provisions of the Transaction Documents is to be capped at that amount; provided that (I) with respect to Seller’s breaches of its representations or warranties under Sections 8.2(a)(iv), 8.2(a)(v), 8.2(c), 8.2(d), 8.2(q), 8.2(r), 8.2(s), 8.2(v) and 8.2(x), the cap shall be Twenty Million Dollars ($20,000,000) which shall be separate and exclusive of the aforesaid $10,000,000 limit on other claims, (II) with respect to all Seller Anchor Estoppel Certificates given by Seller at Closing, the cap shall be a separate Ten Million Dollars ($10,000,000) which shall be separate and exclusive of the aforesaid $10,000,000 and $20,000,000 limits on such other claims and (III) the aforesaid caps set forth in (I) and (II) above shall be aggregate caps together with the caps set forth in Section 8.3(a)(iv) for Pre-Closing Breaches of a similar nature and in all events, which shall represent Seller’s aggregate liability with respect to such matters.  Seller’s liability shall not be limited or capped in such a manner

(with respect to survival period or amount of Seller’s liability) with respect to (i) Seller’s indemnification obligations contained in Section 11.1, (ii) Seller’s obligations under Article 5, (iii) fraud, (iv) any liability for Indebtedness, other than the Assumed Mortgage Debt (and the Satisfied Mortgage Debt if the same continues to encumber the Properties after the Closing), (v) any tax liabilities for periods prior to the Closing, (vi) statements made by Seller in the Seller’s Lender Estoppel (and any lender estoppel given by Seller with respect to the Satisfied Mortgage Debt, if any), (vii) Seller’s Prepayment Fee Obligations, (viii) Seller’s Taubman Indemnity, and (ix) Sellers’ Litigation Indemnification.  For the purposes of this Section 9.3, “Indebtedness” shall mean: (i) all indebtedness of any of the SRH Entities for borrowed money, for amounts drawn under a letter of credit or other credit facility or for the deferred purchase price of property for which any such SRH Entities or its assets is liable, (ii) all indebtedness guaranteed by any of the SRH Entities, directly or indirectly, (iii) all obligations under leases that constitute capital leases for which any of the SRH Entities are liable not disclosed in the Seller Due Diligence Materials and (iv) all obligations of any SRH Entities under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such SRH Entities are liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such SRH Entities otherwise assures a creditor against loss, in each case not disclosed in the Seller Due Diligence Materials.    In no event shall either Seller be liable for any incidental, consequential, indirect, punitive, special or exemplary damages, or for lost profits, unrealized expectations or other similar claims except to the extent that the same derive from lost income from Underwritten Leases or increased costs, expenses or liabilities arising from undisclosed contracts or claims, and in every case Purchaser’s recovery for any claims referenced above shall be net of any insurance proceeds and any indemnity, contribution or other similar payment recovered or recoverable by Purchaser from any insurance company, tenant, anchor or other third party; provided, however, Purchaser shall have no obligation to initiate any legal action for third-party recovery.

(a)                                  To avoid confusion, attached hereto as Schedule 9.3(a) are examples of the manner in which any Closing credit or post-closing payment to Purchaser for post-Closing breaches would be determined.

9.4                                 Third-Party Claims.  In the case of any claim asserted by a third party against Purchaser, including, without limitation, any claim by a Governmental Authority and any request by such Governmental Authority to audit or otherwise inquire into or examine (an “Inquiry”) any matters as to which a claim might arise hereunder, Purchaser shall notify Seller for the purpose of representing their collective interests in the event of a claim against Purchaser, at Seller’s sole cost and expense, promptly after Purchaser has actual knowledge of any such claim as to which indemnity may be sought or as to any such Inquiry, and Purchaser shall permit Seller to assume the defense of any claim or any litigation resulting therefrom or administer such Inquiry, provided that Purchaser may participate in such defense or administration at Purchaser’s expense. Seller, in the defense of any such claim or Inquiry, shall not, except with the consent of Purchaser, which Purchaser agrees will not be unreasonably withheld, conditioned or delayed, (x) consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief against Purchaser or (y) pursue any course of defense of any claim subject to indemnification hereunder if Purchaser shall reasonably and in good faith determine that the conduct of such defense could be expected to adversely affect in any material respect the Transferred Interests or the use of the Properties. In the event that Purchaser reasonably and in good faith determines that any proposed settlement of any claim subject to indemnification hereunder by Seller reasonably could be expected to affect adversely in any material respect the use of the Properties or that Purchaser has available to it one or more defenses or counterclaims that are inconsistent with one or more of those available to Seller in respect of such claims or litigation relating thereto, Purchaser shall have the right to take over and assume control of the settlement, negotiations and litigation relating to any such claim at Seller expense, provided that, if Purchaser does so take over and assume control, Purchaser shall not settle such claim or litigation without Seller’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.  In addition, if Seller obtains and desires to accept from a party to any such claim or Inquiry in respect of which it has indemnity obligations under this Article an undertaking to settle the claim for an amount certain and/or on other terms to which Purchaser will not consent, then Purchaser agrees that if requested by Seller Purchaser will assume defense of such claim or Inquiry and thereafter Seller’s obligation with respect to such claim or Inquiry shall not exceed the terms of the arrangement Seller proposed to accept in settlement thereof immediately prior to such assumption by Purchaser, it being agreed between Purchaser and Seller that Purchaser will pay any amounts owing and bear any other impositions in excess of those contemplated in the proposed settlement arrangement. In the event that Seller does not accept the defense of any matter as above provided, Purchaser shall have the full right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand, in its sole discretion. In any event, Seller and Purchaser shall cooperate in the defense of any action or claim subject to this Agreement and each agrees to make its records available to the other with respect to such defense as reasonably requested and to the extent doing so does not compromise any claim of privilege or any other defense available to it. Acceptance of the defense of any claim or litigation or of the administration of any Inquiry by Seller shall be without prejudice to Seller’s right to assert at any time before or after accepting such defense or administration that it is not obligated to provide indemnity, either in whole or in part, with respect to such claim or litigation for which such defense is accepted or which might subsequently arise from such Inquiry.

9.5                                 In the event that Sellers and Purchaser (or Purchaser’s permitted designee) either prior to the Closing or within one (1) year after the Closing, as members of NewCo, reasonably and jointly determine that the manner in which electrical expenses are charged to tenants at the shopping center known as Lakeforest should be discontinued based upon such parties’ determination that such discontinuation is in the best interests if NewCo, then Purchaser shall be deemed to have suffered a loss of $2,000,000 which loss shall be deemed a Pre-Closing Loss if determined prior to the Closing or a loss arising from a Seller breach after the Closing and shall reduce the Pre-Closing Threshold Amount or Post-Closing Threshold amount, as applicable, and shall be counted towards the $10,000,000 cap set forth in Section 9.3 hereof.

ARTICLE X

TERMINATION

10.1                           Purchaser Default.  If at Closing (i) Seller is ready, willing and able to convey the Property to Purchaser in accordance with the terms hereof and Purchaser does not make the Purchaser Contribution in accordance with the terms hereof or fails to execute and deliver to Seller any required closing document or other delivery to Seller or any other party required hereunder or (ii) Purchaser takes any actions (or fails to take any action it is obligated to take) that materially and adversely affect Seller’s benefits of this transaction or Seller’s ability to fulfill an obligation required to be fulfilled by Seller prior to Closing, then Purchaser shall be deemed in material default hereunder and Seller’s sole and exclusive remedy at law or in equity will be to terminate this Agreement and all related agreements, and thereafter no party to this Agreement will have any further rights or obligations hereunder other than any arising under any section herein that by its terms survives the termination of this Agreement, and upon such termination Seller shall be entitled to collect the Deposit as full and complete liquidated damages for such default, it being agreed between the parties that the actual damages to Seller in the event of such default are impractical if not impossible to determine and that the Deposit is a reasonable estimate thereof.

10.2                           Seller Default.  In the event the making of the Purchaser Contribution, the Cash Consideration and the Seller Transfers as contemplated by this Agreement is not consummated as a result of Seller’s failure to satisfy its obligations and closing conditions hereunder which is not the result of a good faith and bona fide inability of Seller to perform such obligations and conditions using commercially reasonable efforts, then Purchaser’s sole and exclusive remedies shall be (i) to proceed to Closing and waive and forfeit such claim for failure to perform or satisfy the applicable obligations or conditions or (ii) to terminate this Agreement by written notice to Seller, in which event (i) the Deposit shall be delivered to Purchaser and (ii) Sellers shall pay to Purchaser an additional Twenty Million Dollars ($20,000,000) within three (3) Business Days from the date of Purchaser’s notice of termination, which payment obligation shall survive the termination of this Agreement indefinitely, it being agreed between the parties that the actual damages to Purchaser in the event of such default are impractical if not impossible to determine and that the Twenty Million Dollars ($20,000,000) is a reasonable estimate thereof.  In the event of such termination, all rights, obligations, and liabilities of the parties hereunder shall be released and discharged except for those rights and obligations which, by their terms, survive termination of this Agreement. Purchaser expressly waives its right to seek any compensatory, punitive or other damages for Seller’s default hereunder.  Seller will be deemed to have failed to satisfy its obligations and closing conditions hereunder, and Purchaser shall have the right to exercise its remedies in this Section 10.2, in the event that Seller has failed to pay any liquidated amounts required to be paid by Seller hereunder including, without limitation, any amounts that Seller must pay in order to Remove any Mandatory Removal Objection.

10.3                           Limitations.  For certainty, each of Purchaser and Seller agrees that Sections 10.1 and 10.2 set forth the only remedies available for default under this Agreement and more particularly that, except as set forth in Section 10.1 or 10.2, including as necessary to enforce its right to collect the Deposit as set forth above, no party shall otherwise be entitled to bring any claim for damages or specific performance or any other remedy at law or in equity against the other for a failure to consummate the transactions contemplated by this Agreement. The foregoing limitations shall not apply to any breach of Seller’s representations and warranties or claim for indemnity pursuant to Article IX, which claims are governed separately by the limitations set forth in Article IX, or to enforce any obligation of any party hereunder that, by its terms, is to be performed by that party after the Closing. Each of Purchaser, on the one hand, and each Seller, on the other hand, confirms that it was represented by counsel that explained, at the time this Agreement was made, the consequences of the provisions contained in this Article X.

ARTICLE XI

MISCELLANEOUS

11.1                           Broker.  Each of Seller and Purchaser acknowledges that AEW Capital Management, L.P. (“AEW”) has acted as Sellers’ exclusive broker with respect to the transaction contemplated herein and with respect to this Agreement, and each Seller agrees that it will pay the fees and expenses due to AEW for those services.  Each of Seller and Purchaser represents and warrants to the other that it has not dealt with any other broker in this transaction and each agrees to hold harmless the other and indemnify the other from and against any and all actual losses, costs, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements but excluding consequential and other indirect damages) suffered by the other as a result of any breach of its representation and warranty in this Section 11.1.  The provisions of this Section 11.1 shall survive the Closing indefinitely.

11.2                           Expenses.  Purchaser, on the one hand, and each Seller, on the other hand, agrees that it will be responsible for the prompt payment of all expenses provided for in this Agreement to be paid by it (including pursuant to Section 4.3 above) and the fees and disbursements of its attorneys, accountants and other professionals and experts incurred in connection with the negotiation of this Agreement, the preparation for the Closing and/or enforcement of any rights or remedies available to it pursuant to any of the Transaction Documents.

11.3                           Further Assurances.  Each Seller and Purchaser agree, at any time and from time to time after the Closing, to execute, acknowledge where appropriate, and deliver such further instruments and documents and to take such other action as the other party may reasonably request in order to carry out the intent and purpose of this Agreement or of any agreement contemplated hereby, at the expense of the party making such request, provided, however, that none of Sellers or Purchaser shall be obligated by this Section 11.3 to incur any liabilities or obligations in excess of the liabilities and obligations otherwise expressly contemplated in this Agreement. The provisions of this Section 11.3 shall survive the Closing indefinitely.

11.4                           Notices.  All notices, demands, consents, requests or other communications provided for or permitted to be given hereunder by a party hereto must be in writing and shall be deemed to have been properly given or served (w) on the third (3rd) Business Day after deposit in the United States mail addressed to the intended recipient by registered or certified mail, postage prepaid, return receipt requested, (x) on the next Business Day after delivery to a reputable national overnight air courier service, prepaid and addressed to the intended recipient, (y) when transmitted, if sent by facsimile if a confirmation of transmission is produced by the sending machine (with a hard copy sent by one of the methods described in clauses (w), (x) or (z) of this Section 11.4), or (z) if not deposited in the United States mail, delivered to a national overnight air courier service or sent by facsimile as aforesaid, shall be deemed to be properly given or served upon actual receipt (with rejection of delivery by addressee to constitute receipt), as follows:

If to Sellers, to:

c/o General Motors Investment Management Corporation

767 Fifth Avenue, 16th Floor

New York, New York 10153

Attention: Thomas E. Dobrowski

Facsimile No.: (212) 418-3651

with copies sent simultaneously to:

Kirkland & Ellis LLP

153 E 53rd Street

New York, New York 10022

Attention: Stephen G. Tomlinson PC & Jennifer Morgan

Facsimile No.: (212) 446-4900

and to:

AEW Capital Management, L.P.

World Trade Center East

Two Seaport Lane

Boston, Massachusetts 02210

Attention: General Counsel and Ronald Pastore

Facsimile No.: (617) 261-9555

If to Purchaser:

The Mills Limited Partnership

1300 Wilson Boulevard, Suite 400

Arlington, Virginia  22209

Attention:  Greg Neeb

Facsimile No.:  (703) 526-5237

with a copy sent simultaneously to:

The Mills Limited Partnership

1300 Wilson Boulevard, Suite 400

Arlington, Virginia  22209

Attention:  Mark Dorigan, Esq.

Facsimile No.:  (703) 526-5191

and to

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York  10019

Attention:  Eugene A. Pinover, Esq.

Facsimile No.:  (212) 728-8111

Any of the aforementioned parties may change its address for the receipt of notices, demands, consents, requests and other communications by giving written notice to the others in the manner provided for above.

11.5                           Assignment.  None of the parties to this Agreement shall have the right to assign or otherwise transfer (or enter into any agreement to do the same), directly or indirectly, any interest it may have in or under this Agreement without first having obtained the written consent of the other parties, which consent may be withheld by any such other party in such party’s sole and absolute discretion.  Notwithstanding the foregoing, Purchaser shall have the right to (i) designate the right to receive interests in NewCo to an Affiliate of Purchaser, (ii) designate the right to receive the 49.9% interest in Stoneridge to an Affiliate of Purchaser and (iii) designate the right to receive the 49.9% interest in Richmond and Richmond Associates Corp. to an Affiliate of Purchaser, provided that any of such assignments shall not relieve Purchaser of any of its obligations under this Agreement which shall survive the Closing.  “Affiliate” shall mean, with respect to any specified entity, any other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns, but shall not inure to the benefit of, or be enforceable by, the Title Company or any other Person.

11.6                           Waiver; Modification.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom the enforcement of the change, waiver, discharge or termination is sought.

11.7                           Incorporation of Recitals and Schedules.  The Recitals to this Agreement and the Exhibits and Schedules attached hereto are hereby incorporated by reference into the body of this Agreement and made a part hereof.

11.8                           Confidentiality; Press Releases.

(a)                                  Agreement.  Each of Purchaser and Seller agrees that it will not disclose the contents of this Agreement or any agreement contemplated hereby to any third parties or issue any press release with respect thereto or the Closing hereunder without the consent of the other party, except (i) as may be required or, based on the advice of counsel, advisable to ensure compliance with any applicable laws, rules or regulations of any Governmental Authority having jurisdiction over such party or to comply with any rules or regulations for listing securities on any applicable exchange; provided that Purchaser has given Seller no less than two (2) Business Days’ prior written notice of such intended disclosure, (ii) as is expressly authorized or required by the terms of this Agreement (e.g., in connection with obtaining any required third-party consents or approvals) or (iii) if and to the extent such contents have already been placed in the public domain (other than by the party seeking to disclose and in a manner not permitted by this Section 11.8(a)). Nothing contained in this Section 11.8 shall be construed as prohibiting (x) either Seller from disclosing the contents of this Agreement (A) on a confidential basis to Seller’s counsel, accountants, consultants, property managers and other agents, or (B) (if necessary or appropriate in Seller’s reasonable judgment) to regulatory authorities having jurisdiction over Seller (which authorities, by law, may not be bound by any confidentiality restrictions), or (C) to parties from which it is seeking financing or (y) Purchaser from disclosing the contents of this Agreement (A) on a confidential basis to its counsel, accountants, consultants, property managers and other agents, or (B) (if necessary or appropriate in Purchaser’s reasonable judgment) to regulatory authorities having jurisdiction over Purchaser (which authorities, by law, may not be bound by any confidentiality restrictions), or (C) to parties from which it is seeking financing. Each of Seller and Purchaser agrees (I) to consult with and cooperate with each other on the content and timing of all press releases and other public announcements relating to the transactions contemplated by this Agreement and (II) that the press release to be issued upon execution of this Agreement will be in a form agreed to by the parties hereto prior to the execution of this Agreement.

(b)                                 Property Information.  In the event this Agreement is terminated, Purchaser and Purchaser’s representatives shall promptly deliver to Seller all originals and copies of the information relating to the Properties supplied by, or at the direction of, Seller in the possession of Purchaser and Purchaser’s representatives and neither Purchaser nor Purchaser’s representatives shall retain any copies, extracts or other reproductions in whole or in part of such written material. In addition to the foregoing, Purchaser agrees to promptly destroy all documents, memoranda, notes and other writings whatsoever prepared by it and/or any of its representatives based on any information relating to the Properties supplied by, or at the direction of, Seller, and to certify to Seller in a written instrument sworn to by an authorized officer who supervised such destruction.

11.9                           Entire Agreement.  Subject to the last sentence of Section 11.8(b) above, all understandings and agreements heretofore between the parties hereto are merged in this Agreement and the instruments and documents referred to herein, which fully and completely express their agreements with respect to the transactions contemplated herein, supersede all prior agreements, written or oral, with respect thereto.

11.10                     Governing Law.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND AS PERMITTED BY SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, THE PARTIES HERETO AGREE THAT THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

11.11                     Jurisdiction.  Each of Seller and Purchaser hereby irrevocably and unconditionally submits to the jurisdiction of any New York State Court or Federal Court of the United States of America sitting in the borough of Manhattan, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding shall be brought in and may be heard and determined in such New York State Court or, to the extent permitted by law, in such Federal Court. Each of Seller and Purchaser agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of Seller and Purchaser hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State Court or Federal Court sitting in the borough of Manhattan. Each of Seller and Purchaser hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court. Nothing contained in this Section 11.11 shall be construed as preventing Seller or Purchaser, or any of their respective Affiliates, from (i) objecting to the jurisdiction of any New York State Court on the ground that the matter involved exceeds the statutory jurisdiction of such court or (ii) from seeking to remove any suit, action or proceeding from a New York State Court to a Federal Court sitting in the borough of Manhattan, or vice versa.

11.12                     Captions.  The captions and Article headings included in this Agreement and the table of contents are for convenience only, do not constitute part of this Agreement and shall not be considered or referred to in interpreting the provisions of this Agreement.

11.13                     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. The submission of a signature page transmitted by facsimile (or similar electronic transmission facility) shall be considered as an “original” signature page for purposes of this Agreement so long as the original signature page is thereafter transmitted by mail or by other delivery service and the original signature page is substituted for the facsimile signature page in the original and duplicate originals of this Agreement.

11.14                     Severability.  If any provision hereof is held invalid or not enforceable to its fullest extent, such provision shall be enforced to the extent permitted by law, and the validity of the remaining provisions hereof shall not be affected thereby.

11.15                     Prior Negotiations; Construction.  No negotiations concerning or modifications made to prior drafts of this Agreement shall be construed in any manner to limit, reduce or impair the rights, remedies, duties and obligations of the parties under this Agreement or to restrict or expand the meaning of any of the provisions of this Agreement or to construe any of the provisions of this Agreement in any party’s favor. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment, Schedule or Exhibit hereto.

11.16                     Litigation Expenses.  If any action is brought by either party against the other party relating to or arising out of this Agreement or any other transaction described herein, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution and defense of such action.  In the event that Seller, on the one hand, or Purchaser, on the other hand, employs any accountant, investment bank or other third-party adviser or consultant in connection with any litigation, arbitration, mediation or other action or proceeding between the parties hereto arises out of this Agreement or any other Transaction, each party shall bear its own costs and expenses incurred in connection therewith.

11.17                     No Recordation.  Each of Seller and Purchaser agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and that other than in connection with an action for specific performance commenced by Purchaser as permitted in Section 10.2, Purchaser agrees (a) not to file any notice of pendency or other instrument against the Properties or any portion thereof in connection herewith and (b) to indemnify each Seller against all costs, expenses and damages, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by each Seller by reason of the filing by Purchaser of such notice of pendency or other instrument in breach of the terms of this Section 11.17.

11.18                     Competitive Activities.  Nothing herein shall be construed as restricting or limiting in any way either Seller, its principals, Affiliates, or any partner, member or shareholder of any of them, from engaging in activities that may be deemed to be competitive with the Properties or any other business activities currently conducted or to be conducted by Purchaser or any of its Affiliates on or after the date hereof.

11.19                     Waiver of Trial by Jury.  EACH OF SELLER AND PURCHASER HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM FILED BY SELLER OR THE PURCHASER, WHETHER IN CONTRACT, TORT OR OTHERWISE, WHICH RIGHT OR CLAIM RELATES DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY DOCUMENTATION RELATED THERETO, OR ANY ACTS OR OMISSIONS IN CONNECTION WITH THIS AGREEMENT. THIS WAIVER HAS BEEN AGREED TO AFTER CONSULTATION WITH LEGAL COUNSEL SELECTED BY PURCHASER AND SELLERS.

11.20                     Time of Essence.  Subject to the next sentence, the parties agree that time is of the essence with respect to obligations of the parties set forth in this Agreement including but not limited to the dates and time periods provided for in this Agreement. If the date on which, or time period by which, any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing occur, falls or expires on a day that is not a Business Day, then such date or time period shall be automatically deferred or extended until the close of business on the next Business Day.

11.21                     Regulation S-X.  Seller agrees to request that its accountants assist Purchaser, at Purchaser’s request and sole cost and expense (which costs and expenses Purchaser covenants to pay promptly when due), by providing information relating to the Property and its operation that may be reasonably necessary for Purchaser to produce the financial statements required under Rule 3-14 of Regulation S-X of the U.S. securities laws.  Purchaser agrees to indemnify Seller and hold Seller harmless from and against any and all liability, damage, loss, cost or expense (including, without limitation, reasonable attorneys’ fees and expenses actually incurred) arising out of the preparation or use by Purchaser of any such information provided by Seller or Seller’s accountants pursuant to this Section (but excluding any liability, damage, loss, cost or expense arising out of the mere discovery of information by Purchaser).

11.22                     Treasury Regulations.  For federal income tax purposes, the parties hereto agree (i) to treat the contribution of the Transferred Interests (other than Stoneridge, Richmond and Richmond Associates Corp.) to Newco as a taxable sale of a 50% interest in the Properties to

Purchaser followed by a contribution by Purchaser, SRH I and SRH II to Newco of their respective interests in the Properties in accordance with Treasury Regulation section 1.707-3(b) and Revenue Ruling 99-5, provided, however, if any of the SRH Entities that are presently corporations are not converted into limited liability companies on or prior to the Closing, the parties agree to treat the contribution of the Transferred Interests (other than Stoneridge, Richmond and Richmond Associates Corp.), in which any such unconverted SRH Entity owns an interest, to Newco as a taxable sale of a 50% interest in such Transferred Interests to Purchaser (such Transferred Interests being treated as partnership interests for federal income tax purposes) followed by a contribution by Purchaser, SRH I and SRH II to Newco of their respective interests in the such Transferred Interests and the relevant unconverted SRH Entities; (ii) to treat the purchase of a 49.9% interest in Stoneridge by Purchaser as a taxable sale of a 49.9% interest in the Property owned by Stoneridge to Purchaser and the contribution by Purchaser, SRH I and SRH II of their interests in such Property to Stoneridge (which, after such sale, will be treated as a partnership for federal income tax purposes) in accordance with Revenue Ruling 99-5; and (iii) to treat the purchase of a 49.9% interest in Richmond and Richmond Associates Corp. by Purchaser as the sale of a 49.9% interest in such entities to Purchaser.  The parties agree to file all federal and state income tax returns consistent with the treatment described in this Section 11.22.

11.23                     Not an Offer.  The delivery by each Seller of this Agreement executed by each Seller shall not constitute an offer to sell the Properties, and neither Seller shall have any obligation to make the Seller Transfers, unless and until all parties have executed and delivered this Agreement to all other parties.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLERS:

SUPER REGIONAL HOLDINGS I LLC,
a Delaware limited liability company

By:		GMPTS Limited Partnership, a Delaware limited partnership, its sole member

By:	GMPTS Corporation, a Delaware corporation, its general partner

	By:	/s/ Ronald Pastore
Name: Ronald M. Pastore
Title: Vice President

SUPER REGIONAL HOLDINGS I LLC,
a Delaware limited liability company

By:		GMPTS Limited Partnership, a Delaware limited partnership, its sole member

By:	GMPTS Corporation, a Delaware corporation, its general partner

	By:	/s/ Ronald Pastore
Name: Ronald M. Pastore
Title: Vice President

PURCHASER:

THE MILLS LIMITED PARTNERSHIP,
a Delaware limited partnership

By:		The Mills Corporation, a Delaware corporation

By:	/s/ Mark Ettenger
Name: Mark D. Ettenger
Title: President

ESCROW AGENT, solely with respect to Section 1.1(d) hereof

By:	/s/ Kenneth C. Cohen
Name: Kenneth C. Cohen
Title: Senior Vice President